UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM OUR CHAIRMAN AND CEO

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

March 26, 2019

Dear MoneyGram Stockholder:

You are invited to attend our 2019 Annual Meeting of Stockholders, which will be held at 8:00 a.m. (Central Time) on Thursday, May 9, 2019 at The Ritz-Carlton, located at 2121 McKinney Ave., Dallas, Texas 75201.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2018, which is available on the Company’s Investor Relations website at www.proxyvote.com.

We look forward to seeing you at the meeting.

Sincerely,

W. Alexander Holmes Chairman and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

Date and Time Thursday, May 9, 2019 8:00 a.m. Central Time

Location The Ritz-Carlton 2121 McKinney Ave. Dallas, Texas 75201

Record Date March 12, 2019

1.	To elect nine directors to serve one-year terms;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019; and

3.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 12, 2019 are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

To attend the meeting in person, you will need to bring a valid government-issued photo identification, such as a driver’s license or passport. If you are a beneficial holder but not a stockholder of record (i.e., if you hold your shares in street name), you will also need to bring proof of ownership of MoneyGram common stock as of March 12, 2019 (such as an account statement from your broker showing your stock ownership as of March 12, 2019). If you are a stockholder of record, we will match the name on your form of identification against our list of registered stockholders of record as provided by our transfer agent to confirm your ownership of MoneyGram common stock. If you are a proxy holder for a stockholder of record who owned shares of MoneyGram common stock as of March 12, 2019, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the stockholder who owned shares of MoneyGram common stock as of March 12, 2019. If you are a proxy holder for a stockholder who owned shares of MoneyGram common stock in street name as of March 12, 2019, you must present a valid legal proxy from the stockholder of record (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 9, 2019

The Notice of Annual Meeting, proxy statement and 2018 Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors

Francis Aaron Henry

General Counsel and

Corporate Secretary

TABLE OF CONTENTS	i

2019 Notice and Proxy Statement

PROXY STATEMENT

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 9, 2019, beginning at 8:00 a.m. Central Time at The Ritz-Carlton, located at 2121 McKinney Ave., Dallas, Texas 75201, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about March 26, 2019.

Who May Vote/Voting Rights

MoneyGram has two classes of capital stock outstanding: common stock and Series D Participating Convertible Preferred Stock, or D Stock.

Stockholders of record of MoneyGram common stock at the close of business on March 12, 2019, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 56,314,769 shares of common stock and 71,281.9038 shares of D Stock were outstanding. As of the record date, the 71,281.9038 shares of D Stock, all of which are held by The Goldman Sachs Group, Inc. and its affiliates, or the Goldman Sachs Group, are convertible into 8,910,234 shares of common stock.

As of the record date, affiliates or coinvestors of Thomas H. Lee Partners, L.P., or THL, own approximately 42.2% of our common stock. As of the record date, the Goldman Sachs Group would own approximately 13.7% of our common stock on a diluted basis upon conversion of their D Stock, and THL would own approximately 36.4% of our common stock on a diluted basis. The D Stock, as held by the Goldman Sachs Group, is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the D Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

●	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

●	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

●	vote again by telephone or on the Internet prior to the meeting; or

●

attend the meeting and give notice to the inspector of elections that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The costs of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission. No additional

2	Voting Information

compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Equiniti Trust Company Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting, proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting, proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Annual Meeting Admission

To attend the meeting in person, you will need to bring a valid government-issued photo identification, such as a driver’s license or passport. If you are a beneficial holder but not a stockholder of record (i.e., if you hold your shares in street name), you will also need to bring proof of ownership of MoneyGram common stock as of March 12, 2019 (such as an account statement from your broker showing your stock ownership as of March 12, 2019). If you are a stockholder of record, we will match the name on your form of identification against our list of registered stockholders of record as provided by our transfer agent to confirm your ownership of MoneyGram common stock. If you are a proxy holder for a stockholder of record who owned shares of MoneyGram common stock as of March 12, 2019, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the stockholder who owned shares of MoneyGram common stock as of March 12, 2019. If you are a proxy holder for a stockholder who owned shares of MoneyGram common stock in street name as of March 12, 2019, you must present a valid legal proxy from the stockholder of record (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of the voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. If a quorum is not present at the meeting, the chairman of the meeting or the holders of a majority of the voting power of our common stock entitled to vote at the meeting who are present in person or by proxy at the meeting have the power to adjourn the meeting from time to time, until a quorum is present.

In general, shares of common stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees; and (ii) “FOR” the ratification of KPMG LLP, or KPMG, as our independent registered public accounting firm for 2019. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan, or the 401(k) plan, will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

2019 Notice and Proxy Statement

Voting Information	3

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Independent Tabulator.    We have appointed Broadridge Financial Solutions Inc. (Broadridge) as our independent tabulator to receive and tabulate all votes cast at the annual meeting. Broadridge will determine whether a quorum is present.

Election of Directors (Proposal 1).    Each director nominee receiving a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director will be elected as a director, provided a quorum is present at the meeting. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represent approximately 42.2% of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2019 (Proposal 2).    The affirmative vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to this proposal is required for the approval of this proposal, provided a quorum is present at the meeting. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 42.2% of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2019 at this annual meeting of stockholders.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be voted on Proposal 2 at the discretion of your broker. Such shares may not be voted at the discretion of your broker on Proposal 1 and will have no effect on the outcome of that proposal.

If you are a participant in the 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the 401(k) plan Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

●

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

●

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

●

Right to Request Separate Copies.    If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional

2019 Notice and Proxy Statement

4	Voting Information

notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2019 Notice and Proxy Statement

Board of Directors and Governance	5

BOARD OF DIRECTORS AND GOVERNANCE

Board Representation

On March 25, 2008, MoneyGram completed a recapitalization transaction (the “2008 Recapitalization”), pursuant to the terms of an amended and restated purchase agreement (the “Purchase Agreement”), dated as of March 17, 2008, with THL and affiliates of Goldman Sachs & Co. LLC (together with THL, the “Investors”). Pursuant to the Purchase Agreement, MoneyGram, among other things, sold shares of Series B Participating Convertible Preferred Stock (“B Stock”) to THL and shares of Series B-1 Participating Convertible Preferred Stock (“B-1 Stock”) to affiliates of Goldman Sachs & Co. LLC for an aggregate purchase price of $760.0 million. In addition, the Company paid certain transaction costs relating to the issuance of the B Stock and B-1 Stock (“Series B Stock”) through the issuance of additional shares of B-1 Stock to affiliates of Goldman Sachs & Co. LLC. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79%. On March 7, 2011, MoneyGram entered into a Recapitalization Agreement, pursuant to which (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B Stock, (ii) the Goldman Sachs Group converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B-1 Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) the Goldman Sachs Group received approximately 15,503 additional shares of D Stock (equivalent to 1,937,875 shares of our common stock) and $77.5 million in cash.

Pursuant to the Purchase Agreement, the Investors were provided with certain rights with respect to representation on the Board and committees of the Board, and such representatives are referred to herein as Board Representatives. Under the Purchase Agreement, THL has the right to designate two to four directors who each have equal votes and who are to have such aggregate number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership (on an as-converted basis). Therefore, each director designated by THL has multiple votes and each other director has one vote. During 2018, THL designated Seth W. Lawry and Ganesh B. Rao to serve as its Board Representatives. The Purchase Agreement also provides for the general attendance by two representatives of the Goldman Sachs Group to observe at Board meetings. However, during 2018 the Goldman Sachs Group did not designate any such representative.

So long as the Investors or their affiliates beneficially own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, the Investors are entitled to nominate and cause the Company to appoint replacements for the Board Representatives. If the Investors and their affiliates at any time cease to meet such ownership requirements, the Investors will have no further rights with respect to representation on the Board or committees of the Board and, if so requested by the Company, will promptly cause the Board Representatives to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the Board Representatives.

For additional information regarding the 2008 Recapitalization, the Purchase Agreement and related matters, see “Certain Relationships and Related Transactions—Transactions with Related Persons” in this proxy statement. See “Beneficial Ownership of Common Stock—Principal Stockowners” for more information regarding the Investors’ equity interest in the Company.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended (our “Bylaws”), provide that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director, provided that in contested elections, the directors shall be elected by a plurality of the voting power of the common stock. Subject to certain rights of the Investors, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the votes of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board is currently made up of nine members: six independent directors (as defined below), two Board Representatives, and W. Alexander Holmes, Chairman of the Board and Chief Executive Officer, or CEO, of the Company. J. Coley Clark, Victor W. Dahir, Ambassador Antonio O. Garza, Michael P. Rafferty, W. Bruce Turner

2019 Notice and Proxy Statement

6	Board of Directors and Governance

and Peggy Vaughan currently serve as independent directors on the Board. An “independent director” means a director or director nominee who satisfies all standards for independence under the Nasdaq Stock Market, or Nasdaq, listing standards. Messrs. Lawry and Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Each of the Company’s current directors is seeking re-election at the 2019 annual meeting of stockholders.

Director Independence

Because the Board Representatives have the majority of the votes of our Board, the Company has elected to be treated as a “controlled company” for purposes of the Nasdaq listing standards. As a result, the Nasdaq listing standards do not require our Board to be composed of at least a majority of independent directors or our Human Resources and Nominating Committee to be composed entirely of independent directors. The Nasdaq listing standards do, however, require our Audit Committee to be composed entirely of independent directors. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq listing standards: Ms. Vaughan, Messrs. Clark, Dahir, Rafferty and Turner and Amb. Garza.

Board Meetings

The Board held sixteen meetings during 2018. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2018 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its non-management members to preside over each such executive session of non-management directors. In 2018, the Board held five executive sessions of the non-management directors, which included all directors except Mr.  Holmes.

Meetings of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq listing standards, the Board schedules an executive session of the independent directors at least twice annually. In 2018, the Board held five executive sessions of the independent directors. The Company does not have a lead independent director. The Board does, however, choose one independent director to preside over each executive session of independent directors.

Board Leadership Structure

The Board reviews its leadership structure periodically. Mr. Holmes has been CEO of the Company since January 1, 2016, has been a member of the Board since December 10, 2015 and, effective February 2, 2018, was appointed as the Chairman of the Board. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board.

Board’s Role in Risk Oversight

The Board is responsible for providing oversight of risk management functions, including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the

2019 Notice and Proxy Statement

Board of Directors and Governance	7

year, management responsible for managing credit, liquidity, market, financial and key operational risks, including legal, regulatory compliance, fraud, information technology and security (including cybersecurity risks), meet directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, dividend and interest payments, legal settlements and approves the annual budget. Key finance, accounting and treasury management meet directly with the Board to provide an update on our financial results.

The Board delegates responsibility for overseeing certain risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews the internal audit function and internal audit reports and regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Board of Directors and Governance—Board Committees—Audit Committee” in this proxy statement.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the Nasdaq listing standards, MoneyGram is not required to maintain compensation and nominating committees composed only of independent directors. In addition, we have established a Compliance and Ethics Committee composed of certain non-employee members of the Board.

Audit Committee

The Audit Committee currently consists of Ms. Vaughan and Messrs. Dahir (Chair), Rafferty and Turner. Membership on the Audit Committee is limited to independent directors, and the Board has determined that each member of the Audit Committee is an independent director under the Nasdaq listing standards and the rules of the Securities and Exchange Commission, or the SEC. The Board has also determined, in accordance with the Nasdaq listing standards, that all members of the Audit Committee are sufficiently proficient in reading and understanding the Company’s financial statements to serve on the Audit Committee and that Messrs. Dahir and Rafferty each qualify as an “audit committee financial expert” under the rules of the SEC and meet the “financial sophistication” standard as defined under the Nasdaq listing standards. No member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2018.

The Audit Committee held six meetings in 2018. The Board has adopted a separate written charter for the Audit Committee, which is available at ir.moneygram.com.

The Audit Committee reports regularly to the Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, in conjunction with regular meetings of the Board, and to review quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, the independence and performance of our internal auditor and our independent registered public accounting firm, and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Board of Directors and Governance—Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee, or the HRNC, currently consists of Messrs. Clark (Chair) and Lawry and Amb. Garza.

2019 Notice and Proxy Statement

8	Board of Directors and Governance

The HRNC held seven meetings in 2018. The Board has adopted a separate written charter for the HRNC, which is available at ir.moneygram.com.

The HRNC reports regularly to the Board and annually evaluates its own performance. It meets periodically during the year, in conjunction with regular meetings of the Board. The HRNC oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The HRNC determines incentive compensation targets and awards under various compensation plans and makes grants of equity awards under our stock incentive plan. The HRNC approves the grant of equity compensation to executive officers of the Company, and has delegated authority to the CEO and the chief human resources officer for the recruitment and promotional grants of equity compensation to non-executive officers. During 2018, the HRNC utilized the services of Lyons, Benenson & Company Inc., or LB&Co., as its compensation consultant. In 2018, LB&Co. assisted the HRNC with an evaluation of the Company’s peer group and executive and non-employee director compensation matters. For additional information regarding our compensation consultant, see “Executive Compensation—Compensation Discussion and Analysis—Role of the Compensation Consultant” in this proxy statement.

The HRNC is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The HRNC is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The HRNC may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the HRNC.

Compliance and Ethics Committee

The Compliance and Ethics Committee currently consists of Amb. Garza (Chair) and Messrs. Lawry, Rao and Turner. This committee, among other things, oversees the Company’s programs, policies and procedures regarding compliance with applicable laws and regulations, including the Company’s Code of Conduct, anti-corruption policy and anti-fraud and anti-money laundering policies and oversees the activities of the Company’s chief compliance officer with respect thereto. The Compliance and Ethics Committee also oversees the Company’s compliance with the Deferred Prosecution Agreement (the “DPA”) entered into among the Company and the U.S. Department of Justice and the U.S. Attorney’s Office for the Middle District of Pennsylvania and the Stipulated Order for Compensatory Relief and Modified Order for Permanent Injunction (the “Consent Order”) with the Federal Trade Commission (“FTC”).

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will review such correspondence and, in his discretion, forward such correspondence to the Board for its consideration. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted at ir.moneygram.com.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payments, financial services or consumer products is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the HRNC seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity

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Board of Directors and Governance	9

considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the Nasdaq listing standards and applicable SEC regulations.

In general, candidates for membership to the Board are evaluated, regardless of the source of the nomination, by the HRNC for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2020 annual meeting of stockholders, see the section entitled “Stockholder Proposals for the 2020 Annual Meeting” in this proxy statement.

So long as the Investors or their affiliates own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for the Board Representatives. See “Board of Directors and Governance—Board Representation” for more information regarding the Investors’ rights with respect to representation on the Board.

Compensation Committee Interlocks and Insider Participation

The directors that served as members of the HRNC during the year ended December 31, 2018 were Messrs. Clark (Chair), Lawry and Amb. Garza. No member of the Company’s HRNC is a current or former officer or employee of the Company. During the year ended December 31, 2018, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on the HRNC.

Other Corporate Governance Matters

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations, committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available at ir.moneygram.com.

Code of Conduct.    All of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available at ir.moneygram.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors.    Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to maintaining compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.    We have established a Disclosure Committee composed of members of management and chaired by our Corporate Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.    We have established an Asset/Liability Committee composed of members of management and chaired by our Chief Financial Officer, or CFO, to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.    We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

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10	Board of Directors and Governance

Majority Vote Standard.     In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the voting stock outstanding as of the record date and voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected. If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The HRNC will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the HRNC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

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Proposals to be Voted on at the 2018 Annual Meeting	11

PROPOSALS TO BE VOTED ON AT THE 2019 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees—Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2019 annual meeting of stockholders: Ms. Vaughan, Messrs. Clark, Dahir, Holmes, Lawry, Rafferty, Rao and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Part Two—Board of Directors and Governance—Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as directors of the Company.

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12	Proposals to be Voted on at the 2019 Annual Meeting

PROPOSALS TO BE VOTED ON AT THE 2019 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees—Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2020 annual meeting of stockholders: Ms. Vaughan, Messrs. Clark, Dahir, Holmes, Lawry, Rafferty, Rao and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Board of Directors and Governance—Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as directors of the Company.

W. Alexander Holmes

Mr. Holmes has served as CEO of the Company since January 1, 2016 and Chairman of the Board since February 2, 2018. Mr. Holmes has been a member of the Board since 2015. Prior to that, Mr. Holmes was Executive Vice President, CFO and Chief Operating Officer of the Company since February 2014 and Executive Vice President and CFO since March 2012. He joined the Company in 2009 as Senior Vice President of Corporate Strategy and Investor Relations. From 2003 to 2009, Mr. Holmes served in a variety of positions at First Data Corporation, including chief of staff to the Chief Executive Officer, Director of Investor Relations and Senior Vice President of Global Sourcing & Strategic Initiatives. From 2002 to 2003, he managed Western Union’s Benelux region from its offices in Amsterdam.

Director Criteria:

Mr. Holmes leads the Company as the CEO and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership and performance in all aspects of our business. Through his numerous executive positions at the Company and in other roles in the payment services industry, Mr. Holmes has experience in business operations, finance, international business and strategy development.

Age: 44
Director since: 2015

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J. Coley Clark

Mr. Clark is the retired Chief Executive Officer and Chairman of the Board of BancTec, Inc., a global provider of document and payment processing solutions. Prior to his retirement in December 2016, he was Co-Chairman of the Board (from 2014 to December 2016) and Chairman of the Board and Chief Executive Officer of BancTec, Inc. (from September 2004 to 2014). In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council at EDS, which was the senior management group within the company. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Director Criteria:

Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his position as Chairman and Chief Executive Officer of BancTec, Inc. and his numerous positions at EDS, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Age: 73
Director since: 2010

Victor W. Dahir

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Director Criteria:

Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa Inc. Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that are valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Age: 73
Director since: 2010

Antonio O. Garza

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Amb. Garza is a past partner at Bracewell & Patterson LLP (now Bracewell) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997. Amb. Garza currently serves as a director of Kansas City Southern, a railroad company, and Chairman of the Board of Kansas City Southern de México, a subsidiary of Kansas City Southern. Amb. Garza serves on the Board of Trustees of Southern Methodist University.

Other public company boards served on in the past five years: Basic Energy Services, Inc. (2009-2016).

Director Criteria:

Amb. Garza brings to the Board an extensive government and regulatory background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

Age: 59
Director since: 2012

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14	Proposals to be Voted on at the 2019 Annual Meeting

Seth W. Lawry Age: 54 Director since: 2008

Mr. Lawry is an Advisory Partner of Thomas H. Lee Partners, L.P. and worked at THL from 1989 to 1990, rejoining the firm in 1994 until his retirement in 2016. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company (“Morgan Stanley”), in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of various private and non-profit institutions.

Director Criteria:

Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Board of Directors and Governance.” Mr. Lawry brings over 25 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Michael P. Rafferty Age: 64 Director since: 2016

Mr. Rafferty was a member of Ernst & Young LLP, a global public accounting firm, from 1975 until his retirement in 2013. He was admitted as a Partner of Ernst & Young LLP in 1988 and served as the Audit Practice Leader for the Southwest Region from 2004 until 2013. During his career with Ernst & Young LLP, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty currently serves as a director and chairman of the audit committee of Triumph Bancorp, Inc., a financial holding company with a diversified line of community banking and commercial finance activities. Mr. Rafferty is a Certified Public Accountant licensed in Texas.

Director Criteria:

Mr. Rafferty brings extensive financial and accounting knowledge and experience in the financial services industry to the Board as a result of his nearly 40-year tenure with Ernst & Young LLP, current service as a director and chairman of the audit committee of another public company and background as a Certified Public Accountant.

Ganesh B. Rao Age: 42 Director since: 2008

Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Rao worked at THL from 2000 to 2002 and rejoined the firm in 2004 where he has worked since that time. From 1998 to 2000, Mr. Rao worked at Morgan Stanley in the Mergers & Acquisitions Department. Mr. Rao currently serves as a director of Black Knight Financial Services, Inc. a technology and analytics provider to the mortgage and finance industries, and is a director of various private companies.

Other public company boards served on in the past five years: Nielsen Holdings N.V. (2013-2014).

Director Criteria:

Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management have proven valuable to the Board.

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W. Bruce Turner

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001, he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999.

Director Criteria:

Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and chief executive officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Age: 59
Director since: 2010

Peggy Vaughan Age: 65 Director since: 2014

Ms. Vaughan currently advises portfolio companies in technology, life sciences, consumer goods, financial services and media industries, and also serves on the advisory committee for TWV Capital Management, LLC. From 1979 to 2001, Ms. Vaughan held various consulting positions of increasing responsibility with PricewaterhouseCoopers (“PwC”), becoming a partner in 1988 and serving on the PwC U.S. Board of Partners and Global Oversight Board. Following the acquisition of PwC Consulting by IBM in 2002, Ms. Vaughan served as a member of the Global Management Board with responsibility for the integration of consulting practices and also served as the global leader of consulting services lines.

Director Criteria:

Ms. Vaughan’s experience includes more than 25 years leading large-scale strategic, operational improvement, restructuring, technology and change management engagements. Her expertise includes information technology governance, digital technology, mergers and acquisitions and transaction integration, business strategy and operational management processes for industries such as energy, high technology, consumer products, financial services and telecommunications.

Director Compensation

The HRNC is responsible for reviewing the total compensation of non-employee directors, including cash and equity compensation, and, from time to time, recommending adjustments to such compensation, as appropriate, to the Board. For 2018, non-employee directors of MoneyGram (other than the Board Representatives) received compensation in the form of annual cash and equity retainers. While MoneyGram does not pay meeting fees, the Company does reimburse all of its directors for reasonable out-of-pocket expenses incurred in connection with a director’s Board service.

MoneyGram’s philosophy for non-employee director compensation is to provide competitive compensation, both cash and equity, to ensure the Company’s ability to attract and retain highly qualified individuals to serve on our Board. For 2018, on the basis of a competitive analysis undertaken by LB&Co., the HRNC’s current independent consultant, non-employee directors (other than the Board Representatives) received the following compensation:

●	Each Committee Chair received an annual cash retainer of $20,000.

●	Each non-employee director who was not a Committee Chair, but who served on two Committees of the Board, received an annual multiple committee service cash retainer of $10,000.

●	Each non-employee director also received a cash retainer of $100,000, paid in arrears in four equal installments on the first business day following each calendar quarter.

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16	Proposals to be Voted on at the 2019 Annual Meeting

●

The annual equity retainer for non-employee directors was granted as restricted stock units, or RSUs, having a fair market valuation of approximately $125,000 at the time of grant, rounded up to the next whole share in order to avoid the issuance of fractional shares. Annual equity retainers for non-employee directors are coincident each year with the date of the annual stockholders’ meeting. These RSUs vest one year from the date of grant. Directors may elect to defer the settlement date of the RSUs subject to such award until following such director’s separation from service on our Board.

The following table sets forth information on the compensation of MoneyGram’s non-employee directors for the fiscal year ended December 31, 2018. Mr. Holmes was compensated only in his capacity as an executive officer of the Company, and did not receive any additional compensation for his service as a director. The total compensation provided to Mr. Holmes for service during 2018 is set forth in the Summary Compensation Table.

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	TOTAL

J. Coley Clark	$120,000	$125,002	$245,002

Victor W. Dahir	$120,000	$125,002	$245,002

Antonio O. Garza	$120,000	$125,002	$245,002

Seth W. Lawry(2)	—	—	—

Michael P. Rafferty	$100,000	$125,002	$225,002

Ganesh B. Rao(2)	—	—	—

W. Bruce Turner	$110,000	$125,002	$235,002

Peggy Vaughan	$100,000	$125,002	$225,002

(1)

In 2018, each of our non-employee directors (other than the Board Representatives) received an equity grant of 14,603 RSUs, which had a grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), of approximately $125,000 (rounded up to the next whole share in order to avoid the issuance of fractional shares) for Board service. These grants were made on May 2, 2018 and will vest in full on the first anniversary of the date of grant. Ms. Vaughan elected to defer settlement of these RSUs until following separation from service on our Board. The grant date fair values of the RSUs reported above have been determined based on the assumptions and methodologies set forth in Note 12—Stock-Based Compensation of the Notes to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K. As of December 31, 2018, each of our non-employee directors (other than the Board Representatives) held 14,603 outstanding, unvested RSUs.

(2)	THL has agreed to waive any compensation for its Board Representatives.

Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines that require each non-employee director to own equity at least equal in value to three times the amount of the annual cash retainer payable to non-employee directors. Directors are expected to achieve these ownership levels within the later of five years of the implementation of the guidelines or five years of their election to the Board. To determine the value of each director’s equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares beneficially owned by the incumbent, his or her spouse and/or minor children, whether owned outright or in trust; and any time-based restricted stock or RSUs. As of the date of this proxy statement, all directors have met, or are on track to meet, their ownership guidelines.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 42.2% of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee has selected KPMG as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2019. KPMG audited the Company’s

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books and accounts since 2016. Representatives of KPMG are expected to be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by KPMG for fiscal years 2018 and 2017 and Deloitte for fiscal year 2017, including related expenses, are as follows (in millions):

	KPMG 2018	KPMG 2017	Deloitte 2017

Audit fees(1)	$3.4	$3.3	$0.1

Audit-related fees(2)	$0.5	$0.4	$—

Tax fees(3)	$—	$—	$1.0

All other fees	$—	$—	$—

Total fees	$3.9	$3.7	$1.1

(1)

Audit fees for 2018 and 2017 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audit of the financial statements of our subsidiary MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)

Audit-related fees for 2018 and 2017 include professional fees for regulatory compliance filings in certain countries, reviews and evaluations of the impact of new regulatory pronouncements and two audits performed in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization. The SSAE 16 audits encompass internal controls for the Company’s general controls over information technology and for official check processing and electronic payments services.

(3)	Tax fees in 2017 consist of tax advisory services.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 42.2% of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2019 at this annual meeting of stockholders.

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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of the Company’s website at ir.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces the Company’s independent registered public accounting firm. The Audit Committee is involved in the selection of the lead audit partner. The Audit Committee has oversight of, and pre-approves, all audit services, engagement fees and terms and all permitted non-audit services of the independent registered public accounting firm. The Audit Committee believes the retention of KPMG as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders. KPMG has served as the Company’s independent auditor since 2016.

Management is responsible for the Company’s internal controls, internal audit and the financial reporting process. KPMG, as the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor, oversee and review these processes.

During 2018, the Audit Committee reviewed the Company’s quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K, in each case prior to issuance. The Audit Committee also reviewed and discussed with management and KPMG the audited financial statements for fiscal 2018 and KPMG’s evaluation of the Company’s internal control over financial reporting. Management represented to the Audit Committee, and KPMG concurred, that the Company’s consolidated financial statements for fiscal 2018 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee discussed with KPMG matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) standards, including those required by Auditing Standard No. 1301, Communications with Audit Committees.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence and considered non-audit fees and services in assessing KPMG’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Respectfully submitted,

Victor W. Dahir (Chair)

Michael P. Rafferty

W. Bruce Turner

Peggy Vaughan

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Executive Compensation	19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the term “NEOs” means “Named Executive Officers.” Our NEOs, who are named in the executive compensation tables of this proxy statement, are listed below:

Name	Title and Position During 2018

W. Alexander Holmes	CEO

Lawrence Angelilli	CFO

Grant Lines	Chief Revenue Officer

Kamila K. Chytil	Chief Global Operations Officer

F. Aaron Henry	General Counsel and Corporate Secretary

Overview of Our Compensation Philosophy

Our executive compensation program is designed to attract, motivate and retain top executive and managerial talent, and to reward our executives and managers for delivering results that are expected to build sustainable long-term value for our stockholders. The overall program is designed to be competitive with similar companies on the basis of industry focus, scope of operations and size, as well as the competitive marketplace for talent. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-based payments which we believe:

●	Supports our performance-based approach to compensation to foster a goal-oriented and highly-motivated management team;

●	Provides an incentive for retention of key management who are critical to the success of the long-term investments we are making in our business and our future growth initiatives; and

●	Improves organizational excellence and aligns our executives’ objectives with those of our stockholders.

Based on this philosophy, we give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals, which we believe aligns our executive officers’ interests with those of our stockholders. The details of our current executive compensation programs are set forth later in this CD&A.

Overview of Our Business

MoneyGram is a leading global financial technology company that provides innovative services around the world. Our money transfer services connect family and friends globally through an omnichannel network that delivers unparalleled choice and convenience. Whether through our mobile application, moneygram.com, integration with mobile wallets, a kiosk, or any one of the thousands of agent locations in more than 200 countries and territories, we connect consumers in any way that is convenient for them.

In addition to money transfers, our offerings include bill payment services, money order services and official check processing. Our money transfer services are our primary revenue driver. Our services are offered across our physical and digital network which is available in hundreds of countries and territories. We have digital capabilities in 64 countries and approximately 350,000 physical locations that are primarily operated by third-party businesses (“agents”) and a limited number of Company-operated retail locations.

2018 Performance Highlights

2018 was a pivotal year of building, modernizing, and de-risking as MoneyGram accelerated its Digital Transformation efforts and re-baselined the business to lead in protecting consumers against fraud. While

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revenue declined as a result of the Company’s planned actions to de-risk the business, thanks to the successful execution of cost-saving initiatives, we positioned the Company to maintain Adjusted EBITDA margin* and Adjusted Free Cash Flow.* Key performance highlights in 2018 include:

●	Total revenue of $1,447.6 million declined 10% on a reported basis and 11% on a constant currency basis compared to 2017.

●	Online revenue grew 8% primarily from new customer acquisitions. Total digital represented 16% of total money transfer revenue, an increase of more than 100 basis points compared to the prior year.

●

Net loss was $24.0 million as compared to $29.8 million in 2017. EBITDA* was $172.9 million and increased by $37.2 million when compared to 2017 primarily due to the $85.0 million accrual related to the DPA, which also impacted net loss.

●	Net loss and EBITDA* included $29.3 million of income in connection with the terminated merger with Ant Financial.

●	Adjusted EBITDA* was $245.9 million, an 11% decrease on a reported basis and 13% on a constant currency basis compared to 2017.

●	Adjusted Free Cash Flow* was $101.0 million, a decrease of $4.1 million from 2017.

The HRNC carefully considered these results in order to ensure that our compensation program continues to adequately reflect our compensation principles.

Summary of 2018 Executive Compensation

Below is a list of key compensation highlights and decisions for our NEOs in 2018:

●

Approximately 86% of total target compensation for 2018, with respect to our CEO, and between approximately 74% and 78% of total target compensation, with respect to our other NEOs, is variable, “at-risk” performance-based compensation tied to objective performance goals.

●

Base salaries for each of our NEOs were increased in 2018 to recognize individual performance and the assumption of additional responsibilities. See “Executive Compensation—Compensation Discussion and Analysis—2018 Compensation Review and Decisions—Base Salary.”

●

Annual incentive targets as a percentage of base salary under our Performance Bonus Plan (“PBP”) were increased for Messrs. Holmes and Lines and Ms. Chytil to reflect market conditions and the expansion of responsibilities. See “Executive Compensation—Compensation Discussion and Analysis—2018 Compensation Review and Decisions-Performance Bonus Plan.”

●

Under our annual long-term incentive program, we granted long-term cash and equity awards that link the interests of our executives with those of our stockholders. Long-term award grant values for Messrs. Holmes and Lines were increased in 2018 to recognize individual performance, market conditions and expanded duties. For 2018, the long-term incentive awards were 25% performance-based RSUs, 25% performance-based cash and 50% time-based RSUs. See “Executive Compensation—Compensation Discussion and Analysis—2018 Compensation Review and Decisions—Long-Term Incentives.”

●	Based on the Company’s financial results for 2018, our NEOs earned:

●

PBP awards at 73% of target, reflecting our performance against challenging overall Company goals based on Total Revenue and Adjusted EBITDA. See “Executive Compensation—Compensation Discussion and Analysis—2018 Compensation Review and Decisions—Performance Bonus Plan.”

●

Long-term incentive awards at 77% of target, reflecting our performance against challenging overall Company goals based on Total Revenue and Adjusted EBITDA. See “Executive Compensation—Compensation Discussion and Analysis—2018 Compensation Review and Decisions—Long-Term Incentives.”

* Annex A includes a reconciliation of EBITDA, Adjusted EBITDA and Free Cash Flow to the most directly comparable measures reported under accounting principles generally accepted in the United States (“GAAP”).

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Executive Compensation Philosophy and Program Design

MoneyGram and the Board are committed to ensuring that our executive compensation program is effectively designed to attract, motivate and retain top executive and managerial talent. We give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals.

Our compensation program has been designed with the following objectives in mind:

Overall Objectives

●	Motivate our executives to:

●	Perform at a high level with the utmost integrity and accountability.

●	Support growth and long-term value creation for our stockholders.

●	Align the interests of our executives with those of our stockholders.

●	Position the Company to compete effectively in recruiting high-caliber, experienced leaders instrumental to the Company’s long-term success.

●	Support the retention of the Company’s executives who are critical to executing the Company’s strategy for value creation.

●	Discourage excessive and imprudent risk-taking and encourage legal and regulatory compliance consistent with our business model and strategies.

Pay Mix Objectives

●

Pay our employees: (1) competitively relative to the marketplace for talent in which we operate; and (2) equitably relative to one another based on job scope and impact, the capabilities and experience they possess and the performance they demonstrate by:

●

Providing a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to retain our key executives and reward the achievement of annual and long-term performance in light of the current industry and regulatory environment.

Pay-For-Performance Objective

●	Provide a strong link between pay and performance by:

●	Ensuring our compensation programs are consistent with, and supportive of, our short-and long-term strategic, operating and financial objectives;

●	Placing a significant portion of our executives’ compensation at-risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the HRNC;

●	Encouraging balanced performance by employing multiple performance measures; and

●	Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account the current industry and regulatory environment.

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Key Features of our Executive Compensation Program

Consistent with our philosophy, it is MoneyGram’s goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and motivates our executives to build long-term stockholder value. To this end, the HRNC routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. The Company’s practices and programs include the following key features, each of which reinforces our executive compensation philosophy and objectives:

No Excise Tax Gross-Ups	All legacy compensation provisions that would have allowed for excise tax gross-ups have been eliminated; the Company also does not plan to provide excise tax gross-ups in the future.

No Liberal Share Recycling	The 2005 Omnibus Incentive Plan, which we refer to as the 2005 Plan, does not allow “liberal share recycling,” or the reuse of those shares withheld in full or partial payment of the exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award.

Long-Term Incentive Grant Guidelines	Taking into consideration the need to define annual long-term incentive opportunities for our executives, the Company has adopted a methodology for making annual long-term incentive grants. The Company adheres to regular, annual grant guidelines, which guidelines have been reviewed and approved by the HRNC from time to time, but at least annually, as appropriate. It is further anticipated that these grant guidelines will aid the Company in managing the rate at which it issues equity to its executives over the longer-term.

Clawback Policy	The Company may recover incentive compensation paid to an executive officer if it is later determined that the executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. The Company has also included in its bonus plan a provision that allows the Company to “recoup” or “clawback” prior bonuses from executives later determined to have contributed to compliance failures. Pursuant to the DPA, our bonus plan provides that certain executives, including the NEOs, who are found to have engaged in any non-compliant acts in any year will forfeit any entitlement to and be ineligible for any annual cash incentive compensation for that year.

Stock Ownership Guidelines	The Company maintains Stock Ownership Guidelines applicable to executive officers as well as to our non-employee directors. We fundamentally believe that stock ownership guidelines serve to align the interests of management and non-employee directors with those of our stockholders by requiring executives and directors to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value.

Prohibition on Pledging and Hedging	The Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities or engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

Significant Portion of Total Compensation is Variable and Performance-Based	For 2018, approximately 86% of the CEO’s total target compensation, and between approximately 74% and 78% of the total target compensation of the other NEOs was variable and dependent upon performance of both the individual and the Company. The HRNC employs a framework to assess our performance on an absolute basis relative to our goals and objectives, which goals are designed to support our Board-approved business and financial plans; and on our progress against strategic initiatives.

Maximum Compensation Limits	All of our incentive plans provide for maximum payout limits or “caps.”

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Annual Risk Assessment	At least annually, the HRNC performs a risk assessment of our executive compensation arrangements to assess the relationship between the Company’s risk management policies and practices and our compensation program and to ensure that our program does not motivate our executives to take excessive or unnecessary risks.

Long-Term Incentive Awards with Performance and Service Based Vesting	The outstanding long-term incentive awards held by our NEOs include a combination of (i) time-vested RSUs, which promote long-term retention; (ii) performance-vested RSUs, which are granted contingently and earned only on the basis of achieving certain performance targets over the specified performance periods; (iii) stock options, which deliver value only to the extent that our stock appreciates in value between the grant and exercise dates, ensuring that our executives benefit only if our stockholders benefit; and (iv) performance-based long-term cash awards.

Snapshot: How Compensation Is Delivered to NEOs (Pay Mix)

Total direct compensation of our NEOs for 2018 is composed of the following:

CORE COMPENSATION ELEMENT	UNDERLYING PRINCIPLE	DESCRIPTION

FIXED COMPENSATION

Base Salary	To provide a competitive level of fixed compensation that serves to attract and retain high-caliber talent and is predicated on responsibility, skills and experience.	Base salaries are generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments.

VARIABLE COMPENSATION

Annual Cash Incentive Award	To reward achievement of corporate, business unit (where applicable) and individual NEO goals and contributions to the Company.	Drive Company and business unit results. Based on objective performance metrics, but also allows the HRNC to apply discretion in considering quantitative and qualitative performance.

Long-Term Incentive Award	To promote the recruitment and retention of our NEOs, to reward performance that drives stockholder value creation and to align the interests of our management team with those of our stockholders.	Drive Company performance and align interests of NEOs with those of stockholders. Long-term incentive awards are delivered to our NEOs in a combination of time-vested RSUs, performance-vested RSUs and performance-vested cash awards.

Say-On-Pay and Say-On-Frequency Advisory Votes

At our annual meeting of stockholders in June 2017, our stockholders were provided the opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay” vote). Through this say-on-pay vote, in which we received approximately 92% approval, our stockholders reaffirmed their strong support for our executive compensation program and practices. Following the say-on-pay vote, the HRNC considered the results of this vote and concluded that the Company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our NEOs and encourages long-term retention. As such, no significant changes have been made to the program as a result of the vote.

At our annual meeting of stockholders in June 2017, we also conducted a non-binding advisory vote on the frequency of future say-on-pay votes (a “say-on-frequency” vote), and approximately 71% of votes were cast in favor of the Company holding a say-on-pay vote once every three years. Accordingly, we plan to hold our next say-on-pay advisory vote at the Company’s 2020 annual meeting of stockholders.

Role of the Human Resources and Nominating Committee

Structure of the HRNC:    Currently, the HRNC consists of three members of the Board, two of whom qualify as independent under Nasdaq listing standards, including the Chairman of the HRNC. As a controlled company with a single class of common stock, we believe that the HRNC’s composition is representative of the composition of our current Board. We do recognize the value of independent perspectives on the Board, however, and as such, all of the independent members of our Board, including the independent members of the HRNC, meet regularly in executive session. In 2018, the HRNC held seven meetings, each of which ended with an executive session without management present.

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Decision Making:    The primary goal of the HRNC is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties, the HRNC works very closely with its independent consultant, LB&Co., and management to examine pay and performance matters throughout the year. For 2018, in determining the compensation of the NEOs other than the CEO, the HRNC considered the recommendations of the CEO, which are based primarily on Company and individual performance as well as competitive market data.

The HRNC’s Performance Review & Measurement Process:

2018			2019

Q1: Goal Setting	Q2/Q3: Progress Assessment	Q4: Preliminary Perf. Results	Q1: Perf. Assessment & TDC

Responsibilities:    The HRNC has responsibility for the matters identified below in regard to MoneyGram’s compensation program and policies, and discharges its duties annually, carefully considering each of the tasks set forth below.

Executive Compensation Matters

•  Assisting the Board in fulfilling its oversight responsibilities related to setting, implementing and monitoring the Company’s overall compensation philosophy, strategy and program.

•  Setting the corporate goals and objectives for our CEO and for reviewing, at least annually, our CEO’s performance in light of those goals and objectives.

•  Reviewing and approving the compensation of our CEO as well as that of our NEOs (i.e. base salaries, annual incentives and long-term incentives), including individual arrangements, and any special or supplemental benefits. The CEO is not present during voting or deliberations on his compensation.

•  Recommending for approval by the full Board, the compensation of the CEO.

•  Reviewing, designing and recommending the adoption of all executive compensation plans and administering those plans, as appropriate.

•  Reviewing and approving grants of equity compensation to all employees and establishing the policies and procedures governing those grants; the HRNC has delegated to our CEO and chief human resources officer the authority to approve recruitment and retention grants of equity compensation to non-executive officers. The HRNC will obtain full Board approval of any equity grants to our CEO.

•  Assisting in the preparation of and reviewing the Company’s disclosures made in the CD&A, and making a recommendation to the Board regarding its inclusion in the Company’s proxy statement and Annual Report on Form 10-K to be filed with the SEC.

•  Reviewing and recommending to the Board the adoption of any employee benefit plans including, when applicable, any amendments to such plans.

•  Establishing performance goals for performance-based compensation awards.

•  Approving any discretionary contributions, if any, to 401(k) plan or similar qualified pension plans.

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Executive Compensation Matters

•  Reviewing the Company’s management succession plans for key executive positions.

•  Reviewing and approving all employment agreements, severance agreements, change in control provisions and agreements and any special/supplemental benefits to our NEOs.

•  Determining the appropriateness of the stock ownership guidelines for our CEO and other NEOs and directors, and for monitoring compliance with any such guidelines.

•  Reviewing the risk assessment of the Company’s compensation arrangements and discussing, at least annually, the relationship between risk management policies and practices and executive compensation at MoneyGram.

•  Advising the Board regarding the say-on-pay and say-on-frequency advisory votes required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), and considering the results of the most recent vote on executive compensation when determining compensation policy and making compensation decisions.

•  Retaining and obtaining the advice of one or more compensation consultants as it deems necessary to discharge its duties and responsibilities, evaluating any conflicts of interest that may exist in accordance with Regulation S-K and considering the independence of any consultants chosen, as required under Dodd-Frank and applicable Nasdaq listing requirements.

Corporate Governance Matters

•  Assisting the full Board in its efforts to identify prospective Board members; retaining or obtaining the advice of any search firm as it deems necessary to aid in the identification of director candidates.

•  Recommending to the Board those director nominees for election by the stockholders at the annual stockholders’ meeting.

•  Developing and recommending for adoption (or revision) the Company’s Corporate Governance Guidelines.

•  Assisting the Board in fulfilling its obligations relating to the compensation of the Company’s directors.

•  Leading the Board in its annual review/self-appraisal, including conducting the HRNC self-appraisal.

•  Reviewing and making recommendations regarding the composition and size of the Board.

•  Recommending to the full Board the chairpersons and membership of each Committee of the Board.

•  Making regular reports to the Board on all matters concerning executive compensation and corporate governance.

Other Matters

•  Reviewing and assessing the adequacy of the HRNC charter at least annually, and recommending any changes to the Board for approval.

•  Performing other such duties, and making such reports, as the Board may reasonably request from time to time, or as the HRNC may deem appropriate.

•  Forming and delegating authority to subcommittees when appropriate and unanimously approved by the HRNC.

The Charter of the HRNC is available online at: ir.moneygram.com/corporate-governance-0

Performance Review:    In 2018, the HRNC’s review process considered a variety of factors in determining base salary levels, annual incentive opportunities and long-term incentive opportunities for incumbent executives, including, among others, performance, potential, position, scope and market rates.

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Role of the Compensation Consultant

The HRNC engaged LB&Co. for 2018 as MoneyGram’s independent compensation consultant to assist and advise the HRNC on all aspects of the Company’s executive and director compensation programs and corporate governance. LB&Co. attended or participated by teleconference in all meetings of the HRNC in 2018. MoneyGram paid fees of approximately $265,000 to LB&Co. in 2018 relating to these matters, and LB&Co. provided no other services to MoneyGram. The services that LB&Co. provides to the HRNC include:

●	Reviewing and advising regarding the Company’s compensation philosophy, strategy and program.

●

Providing advice and counsel on best practices in compensation and corporate governance, and keeping the Company and the HRNC apprised of trends, developments, legislation and regulations affecting executive and director compensation.

●	Providing and analyzing competitive market compensation data.

●	Analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate.

●	Assisting in the design and negotiation of executive employment agreements, as applicable.

●	Analyzing the appropriateness of the Compensation Peer Group.

●	Conducting a risk assessment of the Company’s incentive compensation plans and programs at least annually and making recommendations, as appropriate.

●	Evaluating how well our compensation programs adhere to the philosophies and principles stated in this CD&A.

●	Providing advice and counsel on directors’ compensation.

Compensation Consultant Conflict Of Interest Assessment:    As required by rules adopted by the SEC under Dodd-Frank, the HRNC assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2018. In making this determination, the HRNC considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Role of the CEO

In making determinations regarding compensation for our NEOs other than the CEO, the HRNC considers the recommendations of the CEO and the input received from LB&Co. The CEO recommends compensation for NEOs other than the CEO. In making these recommendations, the CEO evaluates the performance of each executive, considers each executive’s responsibilities and compensation in relation to other officers of the Company, and considers publicly available information regarding the competitive marketplace for talent, survey data and other information provided to him by the Company and information provided to the HRNC by LB&Co.

The HRNC reviews and recommends to the non-employee members of the Board the compensation of the CEO without management input, and is assisted in this determination by LB&Co. Compensation decisions relating to the CEO are approved by the non-employee members of the Board, after considering the recommendation of the HRNC. The CEO is not present during voting or deliberations on his compensation.

Mitigation of Excessive Risk-Taking

The HRNC oversees the Company’s executive compensation program, including the design of the program and whether it appropriately balances risk taking and short- and long-term incentives. The HRNC meets periodically to review the risk assessment of the Company’s compensation arrangements, and reviews and discusses (at least annually) the relationship between risk management policies and practices and compensation. Key factors in mitigating any risks associated with the Company’s compensation programs and practices are outlined below. The HRNC may also consider recommendations from the Audit Committee regarding risks and risk mitigation.

Balanced Weighting of Performance Metrics in Incentive Compensation Programs

The PBP, also referred to herein as the annual cash incentive plan, and the 2005 Plan use a balanced weighting of multiple performance measures and metrics to determine incentive payouts to our executives and managers. This

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discourages excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. The awards to our NEOs under the annual cash incentive plan and the 2005 Plan are discussed in detail below under “Annual Cash Incentive Plan” and “Long-Term Incentives.”

Stock Ownership Guidelines for Executives

The Company believes that ownership guidelines serve to align the interests of management with those of stockholders by requiring executives to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value. Furthermore, the Company believes that ownership of equity mitigates the risk of executive actions that could potentially damage or destroy equity value.

The following Stock Ownership Guidelines were effective in 2018 for our NEOs:

POSITION	OWNERSHIP GUIDELINE

CEO	5x Base Salary

Executive Committee Members (which includes all other NEOs)	3x Base Salary

Each covered officer is expected to achieve these levels of ownership within the later of five years of the implementation of the ownership guidelines or their first becoming eligible to participate in the 2005 Plan. Additionally, if an executive receives a promotional salary increase during this time, the HRNC, in its discretion, may extend that executive’s time to meet the ownership requirements by one year. Failure to meet or, in certain circumstances, to show sustained progress toward meeting, the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the HRNC.

To determine the value of each officers’ equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares owned by the executive, his or her spouse and/or minor children, whether owned outright or in trust; any time-based restricted stock or RSUs awarded; any vested, in-the-money stock options or vested performance-based RSUs; and any stock held for the incumbent’s benefit in any pension or 401(k) plans. As of the date of this proxy statement, all NEOs have met, or are on track to meet, their ownership guidelines.

Policy Regarding Trading in Company Stock

We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit certain employees, officers and directors from engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

Clawback Policy

The Company’s incentive compensation award agreements and annual cash incentive plan provide that the HRNC may seek reimbursement of incentives paid or stock options and restricted stock/RSU proceeds provided to an NEO or other executive if it is later determined that the NEO or other executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. To date, the HRNC has not exercised this right with respect to any plan award previously paid.

The Company has also adopted a clawback policy, which provides that:

●	Under the annual cash incentive plan, the Company may “recoup” or “clawback” prior bonuses from executives later determined to have contributed to compliance failures.

●

Certain executives, including the NEOs, who are found to have engaged in any non-compliant acts in any year will forfeit any entitlement to and be ineligible for any annual cash incentive compensation for that year.

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Peer Group Selection and Competitive Benchmarking

Our executive compensation program is designed to reward achievement of goals and to attract, retain and motivate our leaders in a competitive talent market. The HRNC examines the executive compensation of a group of peer companies (our “Compensation Peer Group”) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The HRNC reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to MoneyGram on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next—particularly for companies in the financial services industry. As a result, we use both Company and individual performance as primary drivers of pay levels, as opposed to market data.

The following 15 companies made up the Compensation Peer Group that was considered by the HRNC in its 2018 compensation decisions, which remained unchanged from 2017:

ACI Worldwide, Inc.	Fiserv, Inc.	PayPal Holdings, Inc.

Blackhawk Network Holdings, Inc.	FleetCor Technologies, Inc.	Total System Services, Inc.

Cardtronics, Inc.	Global Payments, Inc.	Vantiv, Inc.

Euronet Worldwide, Inc.	Green Dot Corporation	Verifone Systems, Inc.

Fidelity National Information Systems, Inc.	Jack Henry & Associates, Inc.	The Western Union Company

The HRNC decided upon this peer group after consultation with its compensation consultant and primarily based upon criteria such as business alignment, industry relevance and competition for executive talent. While the companies in the Compensation Peer Group are generally larger than we are in terms of market capitalization and revenue, we believe this peer group composition is appropriate in light of the importance we ascribe to providing competitive pay opportunities sufficient to attract and retain the talented executives needed to lead the Company.

CEO Performance and Pay

Under Mr. Holmes’s leadership in 2018, the Company made significant progress toward its long-term goals. Significant accomplishments during the year included:

●	Achieved total revenue of $1,447.6 million on a reported basis during the year;

●

While net loss was $24.0 million in 2018 compared to a net loss of $29.8 million in 2017, the Company achieved Adjusted EBITDA of $245.9 million (see Annex A for information regarding EBITDA and Adjusted EBITDA, including a reconciliation thereof to pre-tax income (loss));

●

Continued to enhance the Company’s compliance program by building upon a strong team of compliance professionals, implementing new systems and increasing agent oversight, which we believe is a strong foundation for future growth;

●	Invested in areas critical to long-term growth, including investments in the Company’s digital transformation strategy; and

●

Engaged with government agencies, regulators, banks and legislators to ensure that they are aware of challenges facing our industry during a period of de-risking in the banking industry and other regulatory challenges.

The HRNC assessed Mr. Holmes’s 2018 compensation consistent with our overall compensation strategy. In light of the achievements described above, the HRNC believes that the resulting total target compensation of $5.94 million was the appropriate level of compensation for Mr. Holmes during the year. Mr. Holmes’s total target

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compensation for 2018 was made up of $825,000 in base salary, $990,000 in annual cash incentive, and a grant date value of $4,125,000 in long-term incentive. Approximately 86% of Mr. Holmes’s total target compensation was variable, “at-risk” performance-based compensation tied to objective performance goals. The following chart shows the target total direct compensation mix for Mr. Holmes’s 2018 compensation.

2018 Compensation Review and Decisions

As discussed above under “Executive Compensation—Compensation Discussion and Analysis—Peer Group Selection and Competitive Benchmarking,” we base our annual compensation decisions upon Company and individual performance as it relates to our goals and objectives. We believe this approach further strengthens the relationship between pay and performance for our senior executives.

Overview of 2018 Total Direct Compensation for our CEO and our other NEOs

COMPENSATION ELEMENT	WHAT IT DOES	HOW IT’S SET/LINKS TO PERFORMANCE

Base Salary	● Provides competitive fixed compensation ● Balances risk-taking concerns with pay for performance	● Job scope and impact, experience and capability, market compensation levels

Annual Cash Incentive Award	● Provides a competitive annual incentive opportunity ● Aligns with individual business unit (where appropriate) and Company performance

●  Payout range: 0%—200% of target

●  Based on achievement of financial goals (total revenue and Adjusted EBITDA)

●  Risk/control and compliance goals

●  Based on objective performance metrics, but also allows the HRNC to use judgment in considering quantitative and qualitative performance factors

Time-based RSUs	● Promotes executive retention ● Aligns with share price, as value of an executive’s grant increases only consistent with increases in the price per share, and the interests of our stockholders	● Vest in three equal installments on each anniversary of the grant date

Performance-Based RSUs	● Aligns with share price and the interests of our stockholders ● Rewards performance that drives stockholder value creation based on revenue and/or Adjusted EBITDA growth target	● Payout range: 0%—100% of target ● Performance period: 2018 ● Targets based 25% on constant currency Adjusted Total Revenue and 75% on annual Adjusted EBITDA growth

Performance-Based Cash Award	● Aligns with the interests of our stockholders ● Rewards performance that drives stockholder value creation based on revenue and/or Adjusted EBITDA growth target	● Payout range: 0%—100% of target ● Performance period: 2018 ● Targets based 25% on constant currency Adjusted Total Revenue and 75% on Adjusted EBITDA growth

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Base Salary

Base salary decisions for 2018 were determined by the HRNC based on the following factors:

●	Recommendations from the CEO (for NEOs other than the CEO);

●	Performance achievement (both Company and individual) relative to goals and objectives;

●	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

●	Internal pay equity considerations; and

●	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases in 2018:

Base Salary (Annualized Rate)
NAMED EXECUTIVE	BASE SALARY INCREASE (OR DECREASE)		2017	2018	EFFECTIVE DATE	RATIONALE FOR CHANGE

W. Alexander Holmes	14%	$100,000	$725,000	$825,000	January 1, 2018	Additional responsibilities and merit

Lawrence Angelilli	6%	$25,000	$400,000	$425,000	March 24, 2018	Merit

Grant Lines	29%	$100,000	$350,000	$450,000	March 24, 2018	Additional responsibilities and merit

Kamila Chytil	13%	$50,000	$375,000	$425,000	March 24, 2018	Additional responsibilities and merit

F. Aaron Henry	6%	$25,000	$400,000	$425,000	March 24, 2018	Merit

Performance Bonus Plan

The PBP provides for annual cash incentive awards based on overall Company performance and individual performance and contribution. The HRNC sets specific performance objectives for the Company under the PBP.

Award Levels

In February 2018, the HRNC reviewed the annual incentive targets for each NEO to ensure that the Company is competitive under this element of compensation. Consistent with our compensation objectives, as an executive assumes greater responsibility within the Company, a larger portion of his or her compensation is “at-risk” and tied to the achievement of Company and individual performance goals.

In 2018, the HRNC established annual incentive targets for our NEOs as follows:

NAMED EXECUTIVE	ANNUAL INCENTIVE TARGET AS A PERCENT OF BASE SALARY AS OF:
	12/31/2017	12/31/2018

W. Alexander Holmes	100%	120%

Lawrence Angelilli	70%	70%

Grant Lines	70%	80%

Kamila Chytil	70%	80%

F. Aaron Henry	70%	70%

Each NEO’s actual annual cash incentive award is based on the Company’s achievement of annual financial results relative to performance objectives established by the HRNC, including business unit performance (where applicable) as well as individual performance and contribution to the Company’s overall results (which is reflected in each NEO’s performance rating). As applicable, the HRNC sets the financial objectives for each NEO so as to place the appropriate focus on the desired results and key initiatives. In setting these goals, the HRNC considers input from management.

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2018 Performance Objectives

Under the annual cash incentive plan, the HRNC sets specific performance objectives for the Company, as well as threshold, target and maximum payout levels predicated on actual achievement, in accordance with the funding formula set forth below.

	THRESHOLD	TARGET	MAXIMUM

Performance Achievement	90%	100%	115%

Payout	50%	100%	200%

For 2018, the HRNC approved Adjusted Total Revenue and Adjusted EBITDA (as defined below), each weighted equally and each on a constant currency basis, as the performance measures governing annual incentive payouts.

PERFORMANCE MEASURES ($ IN MILLIONS)	WEIGHT	THRESHOLD	TARGET	MAXIMUM	2018 RESULTS		2018 PAYOUT RESULTS BY MEASURE(1)

Adjusted Total Revenue	50%	$1,384.2	$1,538.0	$1,768.7	$1,431.7	(3)	65.5%

Adjusted EBITDA(2)	50%	$225.0	$250.0	$287.5	$240.4	(4)	80.8%

(1)	Represents payout (as a percentage of target) on each respective performance measure under application of the funding formula presented above.

(2)

Adjusted EBITDA is EBITDA excluding severance and related costs, reorganization and restructuring costs, (income) costs related to the terminated merger with Ant Financial, compliance enhancement program costs, direct monitor costs, stock-based compensation, certain legal expenses and currency adjustment.

(3)

Reflects constant currency Adjusted Total Revenue. Reported total revenue was $1,447.6 million which was adjusted by $15.9 million to reflect the impact from changes in exchange rates. See pages 25 to 43 of our 2018 Annual Report on Form 10-K for more information.

(4)

Reflects constant currency Adjusted EBITDA. Reported Adjusted EBITDA was $245.9 million, which was adjusted by $5.5 million for incentive plan purposes to reflect the impact from changes in exchange rates. See pages 25 to 43 of our 2018 Annual Report on Form 10-K for more information.

2018 Actual PBP Payouts

Based on the results achieved and the relative weighting of each performance objective (as shown in the table above), the 2018 level of performance achievement for the annual cash incentive plan pool was 73% of target. Each NEO also received an individual performance rating, as set forth below, which served either as a multiplier or a detractor to his or her annual cash incentive payout. In addition to Company performance, each NEO’s performance rating also considers his or her technical and leadership competency and abilities in his or her role. All annual cash incentive payouts were approved by the HRNC.

NAMED EXECUTIVE	PERFORMANCE RATING	ANNUAL CASH INCENTIVE AS A PERCENT OF TARGET(1)

W. Alexander Holmes	100%	73%

Lawrence Angelilli	100%	73%

Grant Lines	100%	73%

Kamila Chytil	100%	73%

F. Aaron Henry	100%	73%

(1)	Represents a percentage comparison between the actual cash incentive amount paid to the NEO and such NEO’s target payout amount.

Long-Term Incentives

Annual Long-Term Incentive Award Guidelines and 2018 Long-Term Incentive Grants

We typically make annual long-term incentive awards to the NEOs each year in order to reward performance that drives stockholder value creation and align the interests of our management team with those of our stockholders. Long-term incentive awards are granted under our 2005 Plan, which provides for a variety of different awards, including stock options, restricted stock, RSUs and performance awards.

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The HRNC regularly reviews the Company’s annual long-term incentive grant guidelines, pursuant to which annual grant multiples are set for the NEOs. The equity grant guidelines for 2018, expressed as a multiple of base salary or as a specific dollar amount, are set forth below. The guidelines for our Chairman and CEO conform to the terms of his amended employment agreement. The guideline range for our other NEOs was expanded in 2018 to recognize the competitive market within which we compete for executive talent and additional responsibilities assumed by our NEOs.

LEVEL	PERCENT (or dollar amount)

CEO	500%

Other NEOs	$900,000—$1,200,000

The HRNC determines the allocation between award types and sets the vesting criteria at the time of each grant. For 2018, the long-term incentive awards were 25% performance-based RSUs, 25% performance-based cash awards and 50% time-based RSUs.

Our decisions relating to equity awards are primarily influenced by the need to recruit and retain certain NEOs as well as to align the interests of the NEOs with those of our stockholders. MoneyGram developed the vesting criteria for the RSU awards to be both motivational and retentive, with performance-vesting criteria serving to motivate the creation of stockholder value and time-based vesting criteria serving to retain key executives. The table below sets forth the total value of performance cash awards and total number of time-based and performance-based RSUs granted to each NEO during 2018 in connection with annual long-term incentive awards:

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE VALUE ($)	AWARD SPLIT AMONG
			Performance- Based		Time-Based RSUs (#)(2)
			Cash ($)(1)	RSUs (#)(1)

W. Alexander Holmes	March 1, 2018	$4,125,000	$1,031,250	97,380	194,760

Lawrence Angelilli	March 1, 2018	$900,000	$225,000	21,247	42,493

Grant Lines	March 1, 2018	$1,200,000	$300,000	28,329	56,658

Kamila Chytil	March 1, 2018	$1,200,000	$300,000	28,329	56,658

F. Aaron Henry	March 1, 2018	$900,000	$225,000	21,247	42,493

(1)

The performance-based cash awards and performance-based RSUs vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 25% of such awards eligible to vest over such three-year period if a target level of constant currency Adjusted Total Revenue is achieved for the year ended December 31, 2018 and up to 75% of such awards eligible to vest over such three-year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2018. Under the terms of the award agreements, these awards have the potential to pay out at 50% of the cash value or number of units awarded, as applicable, if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation. Following the conclusion of the performance period, the HRNC determined that the performance levels were met at a 77% attainment level for the performance-based cash awards and performance-based RSUs granted to each of our NEOs in 2018.

(2)	Time-based RSUs vest in three equal installments on each anniversary of the grant date.

Other Compensation

In addition to the components of total direct compensation for 2018 described above, a portion of our NEOs’ compensation includes other market competitive, non-variable compensation and benefits. These other compensation and benefits elements aid us in being able to recruit more effectively and to retain highly-qualified executive talent while competing with other companies that offer similar programs.

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Retirement Benefits and Deferred Compensation

MoneyGram does not provide any form of pension or deferred compensation, other than a 401(k) plan. The 401(k) plan is the Company’s primary retirement plan for U.S. employees, including NEOs. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50% of their eligible compensation on a pre-tax or post-tax basis subject to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). MoneyGram matches 100% of the first three percent and 50% of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2018. Employer contributions are invested according to a participant’s investment election for employee contributions. Employee contributions and the employer match are immediately 100% vested.

Severance Benefits

A discussion of the Company’s severance benefits for the NEOs is set forth below under “Executive Employment Agreements” and “Other Agreements.”

Perquisites and Personal Benefits

In 2018, Mr. Lines received a tax gross up of relocation costs, a tax equalization payment due to Mr. Lines’ permanent transfer to the U.S. and a statutory payment related to his transfer from Dubai, all as described in the “2018 All Other Compensation Table.” MoneyGram did not provide any perquisites or personal benefits to any other NEOs in 2018.

Executive Employment Agreements

MoneyGram currently maintains an employment agreement with Mr. Holmes, our CEO. None of our other NEOs has an employment agreement.

Alexander Holmes

In connection with Mr. Holmes’s appointment as CEO effective January 1, 2016, the Company and Mr. Holmes entered into an employment agreement, referred to herein as the Holmes Employment Agreement, dated July 30, 2015, effective as of January 1, 2016. Under the Holmes Employment Agreement, Mr. Holmes shall serve as CEO of the Company for a term commencing on January 1, 2016 and ending on the date that Mr. Holmes’s employment is terminated in accordance with the terms of the Holmes Employment Agreement.

The Holmes Employment Agreement provides that Mr. Holmes shall receive an annual base salary of $725,000 during the term of his employment pursuant to such Agreement, which amount is subject to annual review and may be increased, but not decreased, without Mr. Holmes’s consent. During the term of his employment pursuant to the Holmes Employment Agreement, Mr. Holmes shall be eligible to participate in the Company’s annual cash incentive plan, and shall be eligible to receive a target annual bonus equal to 100% of his base salary and a maximum annual bonus equal to two times his target bonus if the Company’s performance exceeds targeted levels. Also during the term of his employment pursuant to the Holmes Employment Agreement, Mr. Holmes shall participate in the 2005 Plan and shall receive an annual grant of equity or equity-based awards with an aggregate grant date fair market value equal to at least four times his annual base salary in effect at the time of grant, if the Company makes grants of such awards to other senior executive officers of the Company.

The Holmes Employment Agreement provides that, during the term of his employment pursuant to such agreement, if Mr. Holmes is terminated without “cause” or resigns for “good reason” (each as defined in the Holmes Employment Agreement), he shall receive, among other accrued benefits, the following: (i) a pro-rata portion of his bonus under the annual cash incentive plan for the fiscal year in which termination occurs, subject to the Company’s actual performance achievement; (ii) an aggregate payment of two times the sum of (a) his annual base salary and (b) his target bonus under the annual cash incentive plan; (iii) continuation of health and life insurance coverage for up to two years; and (iv) with respect to equity or equity-based awards granted after January 1, 2016, continued eligibility to vest on a pro-rata basis based on the Company’s actual performance achievement (for awards subject to performance-based vesting criteria) or limited accelerated vesting (for awards subject to solely time-based vesting criteria). If Mr. Holmes is terminated during the term of his employment pursuant to the Holmes Employment Agreement due to death or “disability” (as defined in the Holmes Employment Agreement), he shall receive, among other benefits, the payments and benefits described in clause (i) of the preceding sentence.

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On March 2, 2018, the Company entered into an amended and restated employment agreement with Mr. Holmes (the “A&R Holmes Employment Agreement”), which amends and restates the Holmes Employment Agreement, effective January 1, 2018. The A&R Holmes Employment Agreement provides for (i) an annual base salary of $825,000 during the term of Mr. Holmes’s employment, (ii) a target annual bonus amount equal to 120% of Mr. Holmes’s base salary under the Company’s annual cash incentive plan, and (iii) a minimum aggregate grant date fair value equal to five times Mr. Holmes’s annual base salary in effect at the time of grant for the annual grant of equity or equity-based awards that Mr. Holmes is eligible to receive under the 2005 Plan during the term of his employment. The A&R Holmes Employment Agreement also provides that if Mr. Holmes’s employment is terminated by the Company without cause or by Mr. Holmes for good reason, in each case, within the 24-month period immediately following a change in control, then, each equity or equity-based award and long-term performance-based cash award held by Mr. Holmes on the date of such termination shall become immediately vested in full on the date of termination (at 100% of the applicable target level in the case of any award then subject to performance-based vesting). In the absence of a change in control, if Mr. Holmes’s employment is terminated by the Company without cause or by Mr. Holmes for good reason, then each equity or equity-based award that is (a) subject to performance-based vesting criteria which has been achieved as of such date shall be fully vested, (b) subject to performance-based vesting criteria which has not been achieved as of such date shall remain outstanding and eligible to vest as to a pro rata portion of such award based on the total number of days Mr. Holmes is employed during the performance period and, to the extent that the applicable performance objectives are not achieved, the applicable portion of such award shall be forfeited, (c) subject only to time-based vesting criteria, the portion of each such award that would have vested on the next regularly scheduled vesting date will become immediately vested on the date of termination, except that if Mr. Holmes is terminated within 45 days of the next regularly scheduled vesting date, the A&R Holmes Employment Agreement provides that the portion of each such award that would have vested on the next two regularly scheduled vesting dates will become immediately vested on the date of termination.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the NEOs, other than Mr. Holmes, whose trade secret, confidentiality and post-employment restriction provisions were included in his employment agreement, has entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under these agreements, each NEO agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under these agreements, each NEO agrees to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The Company maintains severance arrangements for all of its NEOs, the intended benefits of which are to provide financial protection in the event of a termination that could disrupt the careers of the NEOs. The severance benefits allow the NEOs to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other potential termination of employment by providing an economic means for the NEO to transition away from the employment with the Company. Participation by an NEO in any plan or agreement requires the approval of the HRNC. For a description of the Company’s severance agreements, see below and also “Potential Payments Upon Termination or Change Of Control” in this proxy statement.

Severance Agreements

Each of the NEOs, other than Mr. Holmes, whose severance provisions were included in his employment agreement, has entered into an individual severance agreement with the Company. These individual severance agreements provide for severance benefits in the event that an NEO’s employment is terminated at any time by the Company without “cause” or by the NEO for “good reason” within the 24-month period following a “change in control” (each quoted term as defined in the severance agreements). The severance agreements do not provide for severance benefits solely in the event of a change in control.

If an NEO is terminated without cause, the severance agreements provide for severance in an amount equal to one year of the NEO’s annual base salary payable in equal installments over the twelve-month period following the date of termination, and, provided the Company achieves its applicable performance goals, a pro rata portion of the NEO’s annual incentive bonus for the year in which the termination occurs (not to exceed the NEO’s annual target incentive opportunity), payable in a lump sum when such cash bonuses are regularly paid. The severance provisions under these agreements become available to the respective NEO on or after the first anniversary of such person’s employment with the Company.

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In connection with the Company’s entry into the merger agreement with Ant Financial on January 26, 2017, the individual severance agreements were amended and restated, effective February 22, 2017, to provide the NEOs, other than Mr. Holmes, certain protections in the event of a termination by MoneyGram without cause (other than by reason of death or disability) or a resignation of the NEO for good reason (each, a “qualifying termination”) within the two-year period following the effective time of the Merger. Following the termination of the merger agreement with Ant Financial on January 2, 2018, the individual severance agreements were further amended and restated, effective January 2, 2018, to provide the NEOs, other than Mr. Holmes, certain protections in the event of a qualifying termination within the two-year period following the consummation of a change in control. In addition to the benefits provided under the prior severance agreements described above, the amended and restated agreements provide for full vesting of any outstanding restricted stock unit awards or long-term performance-based cash awards (including any replacement awards or awards into which any such awards are converted into in connection with a change in control) held by the NEO on the date of termination if such NEO’s employment is terminated by the Company without “cause” (other than by reason of death or disability) or by the NEO for “good reason” within the two-year period commencing on and immediately following the consummation of a change in control.

Restricted Stock Unit Agreements

Pursuant to the terms of the RSU agreements for outstanding performance-based RSUs, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries other than for good reason, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, all units that are subject to the award shall be forfeited. If a participant is terminated without cause or due to death or disability (a) after completion of half of the performance period but on or prior to the last day of the performance period, one-third of the units will vest based on actual performance determined after the completion of the performance period, and (b) following the last day of the performance period but prior to final vesting, the units scheduled to vest on the next subsequent vesting date based the actual level of performance obtained will vest. In the event that the units are assumed or otherwise replaced in connection with a change in control, and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within the 12-month period immediately following such change in control, then any unvested units will vest in full (at target level, in the case of awards subject to performance conditions).

Pursuant to the terms of the agreements for outstanding time-based RSUs, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries for any reason, any units that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability prior to an installment vesting date, the number of units that would have vested during the 12-month period following the termination date will vest as of such date. In the event the units are assumed or otherwise replaced in connection with a change in control and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following such change in control, then any unvested units will vest as of the termination date.

The performance and time-based RSUs are also subject to certain forfeiture and repayment provisions.

The treatment of RSUs granted to Mr. Holmes are governed by the terms of his existing long-term equity award agreements and the provisions of his existing employment agreement as described above under “Compensation Discussion and Analysis—Executive Employment Agreements.” The treatment of certain RSUs granted to the other NEOs is also governed by the terms of the amended and restated severance agreements.

Performance Cash Award Agreements.

Pursuant to the terms of the performance-based cash award agreement for long-term performance-based cash awards (“performance cash awards”) granted to our NEOs in 2018, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries other than for good reason, any amount of the award that is not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of the first six months of the performance period, the total amount of the award shall be forfeited. If a participant is terminated without cause or due to death or disability (a) after completion of the first six months of the performance period but on or prior to the last day of the performance period, one-third of the award will vest based on actual performance determined after the completion of the performance period and (b) following the last day of the performance period but prior to final vesting, the portion of the award scheduled to

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vest on the next subsequent vesting date based the actual level of performance obtained will vest. If a participant is terminated without cause or for good reason within the 12-month period following a change in control, the full amount of the award will vest in full (at target level, in the case of awards subject to performance conditions).

The performance cash awards are also subject to certain forfeiture and repayment provisions.

The treatment of the performance cash awards granted to Mr. Holmes are governed by the terms of his individual award agreement and the provisions of his existing employment agreement as described above under “Compensation Discussion and Analysis—Executive Employment Agreements.” The treatment of the performance cash awards granted to the other NEOs is also governed by the terms of the amended and restated severance agreements.

Stock Option Agreements

Pursuant to the terms of the form stock option agreements for stock options awarded in November 2011 and in 2012 and 2013, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If an optionee’s employment is terminated by the Company or one of its subsidiaries without cause or the optionee terminates employment for good reason, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee resigns without good reason or for any reason other than death or disability, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee’s employment is terminated due to death or disability, the portion of the option that would have vested during the 12-month period following the termination date shall vest, the vested portion of the option may be exercised for a designated period of time, and the unvested portion of the option shall be forfeited.

If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option, whether vested or unvested, shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the vested portion of the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the vested portion of the option over (y) the aggregate option price for the vested portion or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

If there is a change in control of the Company and after giving effect thereto the optionee’s employment is terminated by the Company or its subsidiaries without cause or the optionee terminates his or her employment for good reason, in each case within 12 months following the change in control, any portion of options outstanding and unvested as of the termination of employment shall automatically accelerate and become vested. The stock options are also subject to certain forfeiture and repayment provisions.

The treatment of certain stock options granted to Mr. Holmes are governed by the terms of his existing long-term equity award agreements and the provisions of his existing employment agreement as described above under “—Executive Employment Agreements.”

Annual Cash Incentive Plan (PBP)

Pursuant to the terms of the annual cash incentive plan, in the event of a change of control, each participant in the plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of the performance goals through the date of the change of control. In the event of a participant’s termination of employment to retirement, death or disability, the participant shall be eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

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Applicable Definitions

For purposes of the agreements described in this section entitled “Compensation Discussion and Analysis—Other Agreements” and in the section entitled “Compensation Discussion and Analysis—Executive Employment Agreements,” the terms listed below are defined as follows:

(i) “cause” generally means (a) the executive has willfully refused to carry out the reasonable and lawful directions, within the executive’s control and responsibilities, of the Board or the person to whom the executive reports for 10 days following notice of such failure, (b) the executive has committed fraud or dishonesty in the performance of his or her duties, (c) the executive has committed an act constituting a felony, misdemeanor involving moral turpitude, or violation of federal securities laws, or the executive is indicted for a felony, (d) the executive has engaged in willful misconduct or gross negligence that could reasonably be expected to be injurious to our financial condition or business reputation, (e) the executive has materially breached our code of conduct or ethics or any other code of conduct in effect from time to time (to the extent applicable to the executive) resulting in a material adverse effect on us, or (f) the executive has breached an Employee Trade Secret Agreement, Confidential Information Agreement, Post-Employment Restriction Agreement, or other similar agreement resulting in an adverse effect on us.

(ii) “good reason” generally means (a) a material reduction in the executive’s position or responsibilities, (b) a material reduction in the executive’s base salary or target bonus opportunity, except in connection with across-the-board compensation reductions of less than 10% applicable to similarly situated employees, or (c) a change in the geographic location of the executive’s place of work by more than 50 miles. The executive must notify us in writing of his or her intent to terminate employment with good reason within 60 days after the occurrence of an event, and we have a 30-day cure period to remedy such event after receipt of notice.

(iii) “disability” generally means the executive’s physical or mental incapacity rendering the executive incapable of performing his or her duties or responsibilities with respect to us for an extended period of time.

(iv) “change of control” generally means (a) a sale or other transfer of all or substantially all of our assets, (b) the transfer of more than 50% of our outstanding stock, or (c) the consummation of a merger, recapitalization or share exchange with another entity that results in a person obtaining 50% or more of our voting power; however, for purposes of the annual cash incentive plan, a “change of control” generally means (a) the acquisition by a person of 20% or more of our outstanding shares of common stock or of the voting power of the outstanding voting securities, (b) a change in the majority composition of our Board, (c) the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or (d) our stockholders’ approval of a complete liquidation or dissolution.

Compensation and Other Related Policies

Deductibility of Executive Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Internal Revenue Code. Section 162(m) limits deductibility to $1 million for certain executive officers. Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) was deductible without regard to this limitation. Effective for tax years beginning after December 31, 2017, the “Tax Cuts and Jobs Act of 2017” generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017.

While the HRNC is mindful of the limitation imposed by Section 162(m) of the Internal Revenue Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interest of the Company or inconsistent with the then-prevailing competitive market conditions. In such event, the HRNC’s priority will be determining what is in the best interest of the Company and its stockholders rather than obtaining the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

Stock Ownership Guidelines for Executives (See discussion in “Compensation Discussion and Analysis—Mitigation of Excessive Risk Taking”).

Policy Regarding Trading in Company Stock (See discussion in “Compensation Discussion and Analysis—Mitigation of Excessive Risk Taking”).

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Clawback Policy (See discussion in “Compensation Discussion and Analysis—Mitigation of Excessive Risk Taking”).

COMPENSATION COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board, which performs equivalent functions to a compensation committee, has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

J. Coley Clark (Chair)

Seth W. Lawry

Antonio O. Garza

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Executive Compensation Tables	39

EXECUTIVE COMPENSATION TABLES

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

W. Alexander Holmes	2018	821,154	—	3,093,763	1,275,150	11,000	5,201,067

Chairman and Chief Executive Officer	2017	725,000	450,000	2,175,006	915,000	10,800	4,275,806

	2016	717,212	225,000	1,740,007	752,400	10,600	3,445,219

Lawrence Angelilli	2018	418,269	—	675,007	371,350	11,000	1,475,626

Chief Financial Officer	2017	398,077	—	675,012	310,800	10,800	1,394,689

	2016	347,479	—	472,501	254,300	10,700	1,084,980

Grant Lines	2018	412,767	—	900,012	664,900	809,764	2,787,443

Chief Revenue Officer	2017	350,068	300,000	675,012	298,992	90,890	1,714,962

Kamila K. Chytil	2018	421,731	—	900,012	344,650	11,000	1,677,393

Chief Global Operations Officer

F. Aaron Henry	2018	418,269	—	675,007	385,750	11,000	1,490,026

General Counsel	2017	400,000	300,000	675,012	325,200	10,800	1,711,012

	2016	400,000	150,000	540,004	290,600	10,700	1,391,304

(1)

The amounts included in this column represent the aggregate grant date fair value of the RSUs awarded to NEOs calculated in accordance with applicable accounting guidance under FASB ASC 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2018 Form 10-K. In accordance with SEC rules, the grant date fair value for performance-based RSUs is reported based upon the Company’s best estimate of the most probable outcome of the performance conditions at 100% achievement, which is the maximum level of performance conditions that may be earned under the awards.

(2)

Non-equity incentive plan compensation represents awards earned during a given year under the annual cash Performance Bonus Plan. This column also includes cash payments made in 2018 with respect to the portion of the performance-based cash awards granted in 2017 that vested in 2018. The performance period applicable to the performance-based cash awards granted in 2017 ended on December 31, 2017, and the HRNC determined that the performance levels for such awards were met at a 75% attainment level. The amount included for the 2017 performance-based cash award in the 2018 row was as follows for each of the NEOs: Mr. Holmes—$181,250; Mr. Angelilli—$56,250, Mr. Lines—$56,250, Ms. Chytil—$56,250 and Mr. Henry—$56,250. The amount included for the 2016 performance-based cash award in the 2018 row was as follows for each of the NEOs: Mr. Angelilli—$100,800; and Mr. Lines—$115,200; Ms. Chytil—$41,600; Mr. Holmes—$371,200; Mr. Henry—$115,200. This column does not include amounts relating to the performance-based cash awards granted in 2018, which will be recorded under the “Non-Equity Incentive Plan Compensation” column of this table in the year paid.

(3)	For a breakdown of the components that make up “All Other Compensation” for the NEOs in 2018, refer to the table entitled “2018 All Other Compensation Table” immediately below.

2018 ALL OTHER COMPENSATION TABLE

Name	Year	Relocation and Other Benefits ($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Tax Reimbursement ($)(3)	Miscellaneous ($)(4)

W. Alexander Holmes	2018	—	11,000	—	—

Lawrence Angelilli	2018	—	11,000	—	—

Grant Lines	2018	140,603	11,000	577,322	80,839

Kamila K. Chytil	2018	—	11,000	—	—

F. Aaron Henry	2018		11,000	—	—

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(1)	Amounts included in this column for Mr. Lines reflect costs of $37,438 for Company-provided housing, $5,334 for a vehicle lease and $97,831 in relocation benefits.

(2)

The 401(k) plan allows employees to defer up to 50% of eligible compensation subject to federal tax law limits. MoneyGram matches 100% of the first three percent and 50% of the next two percent of compensation deferred. The matching contributions for 2018 are set forth in the table.

(3)

Amounts included in this column for Mr. Lines reflect a tax gross up of $64,322 for the relocation costs set forth in the “Relocation and Other Benefits” column and $513,000 for tax equalization due to Mr. Lines permanent transfer to the U.S.

(4)	Reflects gratuity payment due to statutory requirements in Dubai.

2018 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2018 grants of equity and non-equity plan-based awards for each NEO.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)

W. Alexander Holmes	3/1/2018	**	495,000	990,000	1,980,000

	3/1/2018	*	515,625	1,031,250

	3/1/2018	*				48,690	97,380		1,031,255

	3/1/2018	*						194,760	2,062,508

Lawrence Angelilli	3/1/2018	**	148,750	297,500	595,000

	3/1/2018	*	112,500	225,000

	3/1/2018	*				10,624	21,247		225,006

	3/1/2018	*						42,493	450,001

Grant Lines	3/1/2018	**	180,000	360,000	720,000

	3/1/2018	*	150,000	300,000

	3/1/2018	*				14,165	28,329		300,004

	3/1/2018	*						56,658	600,008

Kamila K. Chytil	3/1/2018	**	170,000	340,000	680,000

	3/1/2018	*	150,000	300,000

	3/1/2018	*				14,165	28,329		300,004

	3/1/2018	*						56,658	600,008

F. Aaron Henry	3/1/2018	**	148,750	297,500	595,000

	3/1/2018	*	112,500	225,000

	3/1/2018	*				10,624	21,247		225,006

	3/1/2018	*						42,493	450,001

*	Denotes performance-based RSUs, time-based RSUs and performance-based cash awards granted pursuant to the 2005 Plan.

**	Denotes awards granted pursuant to the annual cash incentive plan, which by its terms is governed by the 2005 Plan.

(1)	The grant date of all annual cash incentive plan awards, performance-based cash awards and RSU awards is the date of the HRNC meeting at which such award was approved.

(2)

The awards described under these columns reflect (a) potential awards under the 2018 annual cash incentive plan under the PBP and (b) the performance-based cash awards granted in 2018. Actual payout amounts of the annual cash incentive awards have already been determined and were paid in February 2019 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Performance-based cash awards will be reported in the Summary Compensation table in the year paid.

(3)

The amount included in this column represents the aggregate grant date fair value of the awards made to NEOs calculated in accordance with applicable accounting guidance under FASB ASC 718 (see Note 12—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2018 Annual Report on Form 10-K). For RSUs, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest, assuming that the target performance condition will be met in the case of performance-based RSUs.

Restricted Stock Units.    Awards of performance-based RSUs and time-based RSUs were granted under the 2005 Plan for 2018. The performance-based RSUs vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 75% of the performance-based RSUs eligible to vest over such three year period if a target level of Adjusted EBITDA is achieved for the year ended December 31,

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2018 and up to 25% of the performance-based RSUs eligible to vest over such three year period if a target level of adjusted total revenue on a constant currency basis is achieved for the year ended December 31, 2018. Under the terms of the award agreements, these performance-based RSUs have the potential to pay out at 50% of the number of units awarded if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation. With respect to the performance-based RSUs granted in 2018, the HRNC determined that the performance levels were met at a 77% attainment level.

For RSUs subject to time-based vesting that were granted during 2018, the RSUs will vest, and become payable in shares of the Company’s common stock, in three substantially equal, annual installments measured from the grant date as long as the NEO remains continuously employed by the Company or one of its subsidiaries through the applicable vesting date.

Performance-Based Cash Awards.    Performance-based cash awards were granted under the 2005 Plan for 2018. The performance cash awards vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 75% of the performance cash awards eligible to vest over such three-year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2018 and up to 25% of the performance cash awards eligible to vest over such three year period if a target level of adjusted total revenue on a constant currency basis is achieved for the year ended December 31, 2018. Under the terms of the award agreements, these performance cash awards have the potential to pay out at 50% of target cash amount awarded if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation. With respect to the performance-based cash awards granted in 2018, the HRNC determined that the performance levels were met at a 77% attainment level.

For a more detailed discussion of the information set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table above, please see the section above titled “Compensation Discussion and Analysis—2018 Compensation Review and Decisions.”

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table summarizes the total outstanding equity awards as of December 31, 2018 for each NEO.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value (as of December 31, 2018) of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name and Grant Date	Exercisable (#)	Unexercisable (#)

W. Alexander Holmes

8/11/2009	50,000	—	—	18.40	8/11/2019	—	—	—	—

2/17/2010	12,500	—	—	22.24	2/17/2020	—	—	—	—

7/11/2011	25,000	—	—	28.00	7/11/2021	—	—	—	—

11/17/2011	8,250	—	—	17.03	11/17/2021	—	—	—	—

3/21/2012	13,526	—	—	18.39	3/21/2022	—	—	—	—

2/26/2013	26,835	—	—	16.48	2/26/2023	—	—	—	—

2/23/2016	—	—	—	—	—	113,603	227,206	—	—

2/22/2017	—	—	—	—	—	104,533	209,066	—	—

3/1/2018	—	—	—	—	—	194,760	389,520	97,380	194,760

Lawrence Angelilli

9/27/2011	31,250	—	—	19.28	9/27/2021	—	—	—	—

11/17/2011	3,000	—	—	17.03	11/17/2021	—	—	—	—

2/26/2013	7,989	—	—	16.48	2/26/2023	—	—	—	—

2/24/2014	6,146	—	—	20.08	2/24/2024	—	—	—	—

2/23/2016	—	—	—	—	—	30,850	61,700	—	—

2/22/2017	—	—	—	—	—	32,443	64,886	—	—

3/1/2018	—	—	—	—	—	42,493	84,986	21,247	42,494

Grant Lines

2/23/2016	—	—	—	—	—	30,850	61,700	—	—

2/22/2017	—	—	—	—	—	32,443	64,886	—	—

3/1/2018	—	—	—	—	—	56,658	113,316	28,329	56,658

Kamila K. Chytil

2/23/2016	—	—	—	—	—	5,290	10,580	—	—

7/1/2016	—	—	—	—	—	5,403	10,806	—	—

2/22/2017	—	—	—	—	—	32,443	64,886	—	—

3/1/2018	—	—	—	—	—	56,658	113,316	28,329	56,658

F. Aaron Henry

2/15/2011	31,250	—	—	23.28	2/15/2021	—	—	—	—

11/17/2011	3,220	—	—	17.03	11/17/2021	—	—	—	—

7/16/2012	6,276	—	—	15.51	7/16/2022	—	—	—	—

8/21/2012	10,417	—	—	16.10	8/21/2022	—	—	—	—

2/26/2013	26,835	—	—	16.48	2/26/2023	—	—	—	—

2/23/2016	—	—	—	—	—	35,257	70,514	—	—

2/22/2017	—	—	—	—	—	32,443	64,886	—	—

3/1/2018	—	—	—	—	—	42,493	84,986	21,247	42,494

(1)

For awards of time-based RSUs granted during 2016, 2017, and 2018 the awards will vest, and become payable in shares of the Company’s common stock, in three substantially equal annual installments beginning one year from the grant date as long as the NEO remains continuously employed by the Company through the applicable vesting date. This column also reflects the number of performance-based RSUs that remain eligible to vest pursuant to the performance-based RSUs granted in each of February 2016 and

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2017, based on actual Company performance with respect to the performance goals as of the end of the performance period (December 31, 2016 and December 31, 2017 for the 2016 and 2017 performance-based RSUs, respectively), as determined by the HRNC. In January 2018, the HRNC determined that the performance levels for the 2017 performance-based RSUs were met at the 75% attainment level. In February 2017, the HRNC determined that the performance levels for the 2016 performance-based RSUs were met at the 96% attainment level. The 2017 and 2016 performance-based RSUs vest in three equal installments on each anniversary of the grant date, subject to continuous employment by the Company or one of its subsidiaries through the vesting date.

(2)

The market value of shares or units of stock is calculated by multiplying the number of shares or units reported with respect to the award by the closing price of our stock on the Nasdaq on December 31, 2018, which was $2.00 per share.

(3)

This column reflects the target number of performance-based RSUs granted in March 2018. The HRNC determined, based on actual Company performance with respect to the performance goals as of the end of the performance period (December 31, 2018), that the performance levels for the 2018 performance-based RSUs were met at a 77% attainment level. These performance-based RSUs vest in three equal installments on each anniversary of the grant date, subject to continuous employment by the Company or one of its subsidiaries through the vesting date.

2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of RSUs during 2018 for each NEO. No stock options were exercised by any NEOs during 2018.

	Option Awards		Stock Awards(1)

Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

W. Alexander Holmes	—	—	214,083	2,417,717

Lawrence Angelilli	—	—	52,357	591,035

Grant Lines	—	—	74,505	841,971

Kamila K. Chytil	—	—	34,306	329,803

F. Aaron Henry	—	—	86,330	975,685

(1)	Represents vesting of time-based and performance-based RSUs.

(2)	Aggregate dollar amount realized upon vesting is computed by multiplying the number of shares subject to the RSU award that vested by the closing price of our stock on the vesting date.

Potential Payments upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the NEOs would have received in the event of termination of such NEO’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2018. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2018. As described above under “Compensation Discussion and Analysis—2018 Compensation Review and Decisions—Other Agreements—Severance Agreements,” our NEOs’ individual severance agreements were amended in connection with the Company’s entry into the merger agreement with Ant Financial on January 26, 2017 to provide the NEOs, other than Mr. Holmes, certain protections in the event of a termination of by MoneyGram without cause or by the NEO for good reason within the two-year period following the effective time of the merger. Following the termination of the merger agreement with Ant Financial on January 2, 2018, the individual severance agreements were further amended and restated, effective January 2, 2018, to provide the NEOs, other than Mr. Holmes, certain protections in the event of a qualifying termination within the two-year period following the consummation of a change in control.

While the summaries below provide an estimate of the payments that may be made to the NEOs, actual payments to an NEO upon the various termination events can only be determined at the time of such NEO’s actual termination. The tables include only those benefits, if any, that are enhanced or increased as a result of the termination event specified and do not include benefits that the NEO is entitled to receive regardless of the termination event, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

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Potential Payments and Benefits upon Termination following a Change of Control

Certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon a termination within a specified period following a change of control of MoneyGram. The following table sets forth the benefits each NEO would have been eligible to receive pursuant to each NEO’s employment agreement or severance agreement, as applicable, and under our awards granted pursuant to the 2005 Plan upon a termination of employment without “cause” or for “good reason” immediately following a change of control of the Company as of December 31, 2018.

Benefit	W. Alexander Holmes(1)	Lawrence Angelilli(2)	Grant Lines(2)	Kamila Chytil(2)	F. Aaron Henry(2)

Severance Payment	$3,630,000	$425,000	$450,000	$425,000	$425,000

Bonus (annual cash incentive plan)(3)	$722,700	$214,300	$249,700	$246,800	$214,300

Accelerated vesting of RSUs(4)	$732,258	$183,960	$212,290	$178,458	$191,356

Accelerated vesting of Performance-Based RSUs(5)	$288,294	$70,106	$84,270	$77,788	$71,524

Accelerated vesting of Performance Cash Awards(6)	$1,764,950	$438,300	$513,300	$454,100	$452,700

Welfare Benefits(7)	$36,984	$—	$—	$—	$—

Total	$7,175,186	$1,331,666	$1,509,560	$1,382,146	$1,354,880

(1)

The Holmes Employment Agreement does not provide any payments or benefits upon a termination of employment in connection with a change of control beyond the benefits and payments provided upon a termination of employment without cause or with good reason in the absence of a change of control. Please see footnote (2) to the “Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason” table for an explanation of amounts potentially payable to Mr. Holmes under the Holmes Employment Agreement upon a termination of employment by the Company without cause or by Mr. Holmes for good reason. The amounts included in this table for Mr. Holmes with respect to RSUs, performance-based RSUs and performance-based cash awards reflect the amounts Mr. Holmes is eligible to receive pursuant to his applicable award agreements in connection with an involuntary termination without “cause” or for “good reason” following a change in control.

(2)

The severance agreements with Ms. Chytil, Messrs. Angelilli, Lines and Henry in effect on December 31, 2018 provided for (i) severance in an amount equal to one year of the NEO’s annual base salary, (ii) provided the Company achieves its applicable performance goals, a pro rata portion of the NEO’s annual incentive bonus for the year in which the termination occurs (not to exceed the NEO’s annual target incentive opportunity), and (iii) full vesting of any outstanding restricted stock unit awards or long-term performance-based cash awards (at 100% of the applicable target level, in the case of any award subject to performance-based vesting criteria if termination occurs on or prior to the last day of the performance period), in each case, upon a termination without cause or for good reason within the two-year period following a change in control.

(3)	Amount represents a 2018 annual cash incentive plan payment based on actual achievement of Company performance goals through December 31, 2018.

(4)

Valuation is based on the number of shares subject to the time-based RSU awards that would vest upon a change in control in connection with an involuntary termination without “cause” or “good reason” multiplied by the closing market price of our common stock on December 31, 2018, which was $2.00 per share.

(5)

Represents the target amount of the performance-based RSUs granted in 2018 and the remaining unvested portion of the performance-based RSUs granted in February of each of 2016 and 2017 based on actual performance, in each case, that would vest upon a change of control in connection with an involuntary termination without “cause” or for “good reason.” On December 31, 2018, the performance level applicable to the performance-based RSUs granted in March 2018 had not yet been certified; however, after the conclusion of the performance period, the HRNC determined that the performance levels with respect to such awards were met at a 77% attainment level. Valuation is based on the number of shares subject to the performance-based RSU awards that would vest upon a change in control in connection with an involuntary termination without “cause” or “good reason” multiplied by the closing market price of our common stock on December 31, 2018, which was $2.00 per share.

(6)

Represents the target amount of performance cash awards granted in March 2018 and the remaining unvested portion of performance cash awards granted in February 2016 and 2017 based upon actual performance attainment, which would vest upon a change of control in connection with an involuntary termination without “cause” or for “good reason.” On December 31, 2018, the performance period applicable to the performance cash awards granted in March 2018 had not yet been certified; however, after the conclusion of the performance period, the HRNC determined that the performance levels with respect to such awards were met at a 77% attainment level. With respect to the remaining unvested portions of the performance cash awards granted in February 2016, which vested on February 23, 2019, the amounts reported in this row reflect the actual performance attainment levels of 96% with respect to such awards. With respect to the remaining unvested portions of the performance cash awards granted in February 2017, which are scheduled to vest in equal installments on February 22 of 2019 and 2020, the amounts reported in this row reflect the actual performance attainment levels of 75% with respect to such awards.

(7)

Amount represents the value of continued welfare benefits during the applicable severance period following a termination without cause or for good reason, which is up to 24 months for Mr. Holmes under the Holmes Employment Agreement.

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Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason

The following table sets forth the benefits Ms. Chytil and Messrs. Holmes, Angelilli, Lines and Henry, would have been eligible to receive pursuant to each such NEO’s employment agreement or severance agreement, as applicable, and under our awards granted pursuant to the 2005 Plan upon a termination of employment without cause or, in the case of Mr. Holmes, for good reason, as of December 31, 2018.

Benefit	W. Alexander Holmes(1)	Lawrence Angelilli(2)	Grant Lines(2)	Kamila Chytil(2)	F. Aaron Henry(2)

Severance Payment(3)	$3,630,000	$425,000	$450,000	$425,000	$425,000

Bonus (annual cash incentive plan)(4)	$722,700	$214,300	$249,700	$246,800	$214,300

Accelerated vesting of RSUs(5)	$396,300	$103,640	$113,074	$79,242	$111,036

Accelerated vesting of Performance-Based RSUs(6)	$259,794	$32,931	$37,652	$31,170	$34,349

Accelerated vesting of Performance Cash Awards(7)	$896,200	$232,050	$257,050	$197,850	$246,450

Welfare Benefits(8)	$36,984	$—	$—	$—	$—

Total	$5,941,978	$1,007,921	$1,107,476	$980,062	$1,031,135

(1)

For a description of Mr. Holmes’ severance benefits under the Holmes Employment Agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Employment and Other Agreements—Executive Employment Agreements—W. Alexander Holmes.” In the event of a termination by the Company without cause or by Mr. Holmes for good reason on or after January 1, 2016, Mr. Holmes’ outstanding cash and equity-based incentive awards granted prior to January 1, 2016, will continue to be governed by the terms of the applicable award.

(2)

Messrs. Angelilli, Lines and Henry and Ms. Chytil entered into amended and restated severance agreements with the Company, which provide for severance if the NEO’s employment is terminated by the Company without cause. The amended and restated severance agreements provide for severance payments equal to: (i) the NEO’s then-current monthly base salary multiplied by 12, payable in equal monthly installments; and (ii) a pro rata portion of the NEO’s annual target incentive bonus for the year in which the termination occurs (not to exceed the NEO’s annual target incentive opportunity), payable in a lump sum. For a description of the amended and restated severance agreements, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Employment and Other Agreements—Other Agreements—Severance Agreements.”

(3)

For a description of the calculation of the salary severance payment, see the discussion of the employment agreements and severance agreements set forth in “Part Four—Other Important Information—Compensation Discussion and Analysis—Employment and Other Agreements” in this proxy statement.

(4)	Amount represents a 2018 annual cash incentive plan payment based on actual achievement of Company performance goals through December 31, 2018.

(5)

Valuation is based on the number of shares subject to the time-based RSU awards that would vest upon a termination without “cause” or with “good reason” multiplied by the closing market price of our common stock on December 31, 2018, which was $2.00 per share.

(6)

Valuation is based on the number of shares subject to the performance-based RSU awards (based on actual performance attainment) that would vest upon a termination without “cause” or with “good reason” multiplied by the closing market price of our common stock on December 31, 2018, which was $2.00 per share.

(7)

Amounts represent the value of the performance cash award granted in March 2018 and the remaining unvested portion of performance cash awards granted in February 2016 and 2017 that would accelerate (a) with respect to Mr. Holmes, upon a termination without “cause,” for “good reason” or due to death or disability and (b) with respect to Ms. Chytil and the Messrs. Angelilli, Lines and Henry, upon a termination without “cause” or due to death or disability, each based on the actual performance attainment levels of 75% for the performance cash awards granted in February 2017 and 96% for the performance cash awards granted in February 2016, each as determined by the HRNC.

(8)

Amount represents the value of continued welfare benefits upon a termination without cause or for good reason during the applicable severance period, which is up to 24 months for Mr. Holmes under the Holmes Employment Agreement.

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Potential Payments and Benefits upon Retirement, Death or Disability

The columns in the table below represent payments that each of the NEOs would be eligible to receive in the event of a qualified retirement (age 55 with ten years of service) or the NEO’s death or disability. The NEOs would be entitled to receive pro rata payments under certain incentive plans and certain pro rata vesting of RSUs. The payments below assume that the termination event occurred as of December 31, 2018.

Benefit	W. Alexander Holmes	Lawrence Angelilli	Grant Lines	Kamila Chytil	F. Aaron Henry

Bonus (annual cash incentive plan)(1)	$722,700	$214,300	$249,700	$246,800	$214,300

Accelerated vesting of RSUs(2)	$396,300	$103,640	$113,074	$79,242	$111,036

Accelerated vesting of Performance-Based RSUs(3)	$129,954	$32,931	$37,652	$31,170	$34,349

Accelerated vesting of Performance Cash Awards(4)	$896,200	$232,050	$257,050	$197,850	$246,450

Total	$2,145,154	$582,921	$657,476	$555,062	$606,135

(1)

Pursuant to the annual cash incentive plan, if a participant terminates employment due to (i) retirement upon attaining age 55 or older and completing 10 years of service with the Company, (ii) death, or (iii) disability, the participant is eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

(2)

Valuation is based on the number of shares subject to the time-based RSU awards that would vest upon a termination due to death or disability multiplied by the closing market price of our common stock on December 31, 2018, which was $2.00 per share.

(3)

Valuation is based on the number of shares subject to the performance-based RSU awards (based on actual performance attainment) that would vest upon a termination due to death or disability multiplied by the closing market price of our common stock on December 31, 2018, which was $2.00 per share.

(4)

Amounts represent the value of the performance cash awards granted in March 2018 and the remaining unvested portion of the performance cash award granted in February 2016 and 2017 that would accelerate (a) with respect to Mr. Holmes, upon a termination without “cause,” for “good reason” or due to death or disability and (b) with respect to Messrs. Angelilli, Lines and Henry, upon a termination without “cause” or due to death or disability, each based on the actual performance attainment levels of 75% for the performance cash awards granted in February 2017 and 96% for the performance cash awards granted in February 2016 each as determined by the HRNC.

CEO Pay Ratio

Pursuant to Section 953(b) of Dodd-Frank and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO, Mr. Holmes. The annual total compensation of our CEO for 2018, as reported in the Summary Compensation Table above, was $5,201,067. Our median employee’s annual total compensation was $64,991 in 2018. Based on this information, for 2018, the ratio of the annual total compensation of Mr. Holmes to the median of the annual total compensation of all of our employees (other than Mr. Holmes) was 80 to 1.

Methodology and Assumptions

The median annual total compensation for all our employees reported above reflects the compensation actually paid to an employee who represents the median of our entire employee population when ranked on the basis of compensation. To identity this median employee, as well as to determine the ratio of the total annual compensation of the median employee to the total annual compensation of our Chief Executive Officer, we utilized the methodology and assumptions set forth below.

As permitted by the SEC rules, the median employee utilized for 2018 is the same employee identified in 2017 because there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to this pay ratio disclosure.

We selected December 31, 2017 as the date on which to determine our employee population for purposes of identifying our median employee, because such date provided payroll data and other information necessary to efficiently determine our employee population. As of December 31, 2017, our employee population consisted of 2,936 individuals, including 1,180 full-time employees in the U.S. and 1,756 full-time employees outside of the U.S. This population included all individuals employed by the company or any of its consolidated subsidiaries, whether as a full-time, part-time, seasonal, or temporary workers. This population did not include independent contractors engaged by the Company.

In identifying our median employee, we utilized the consistently applied compensation measures described below, which we believe provide a reasonable basis for determining each employee’s total annual compensation as well

2019 Notice and Proxy Statement

Executive Compensation Tables	47

as a useful measure in evaluating each employee’s total annual compensation and identifying our median employee. For employees located in the United States, we calculated total annual compensation by aggregating, as applicable, each such employee’s (i) base wages or salary (including any overtime pay) realized for the 2017 fiscal year, (ii) annual incentive bonus or any other type of incentive pay received in the 2017 fiscal year, and (iii) target annual long-term incentive plan amounts in effect as of the end of the 2017 fiscal year. For employees located outside the United States, we utilized the same compensation measure used for employees located in the United States, except that we used base wages or salary amounts, as applicable, that were in effect as of December 31, 2017 (as opposed to actually realized for fiscal year 2017), as precise base wage and salary information was not available for all of our foreign employees. For the 606 employees hired during 2017, we annualized each such employees’ compensation in order to establish a more direct comparison to the annual total compensation of our employees that were employed for all of 2017. Such annualization adjustments included target annual bonus amounts for the employees hired in 2017 in order to more closely approximate the compensation such employees would have received had they been employed by the Company for all of 2017 and to align such annualized amounts with the annual total compensation of our employees that were employed for all of 2017 and received annual bonuses in the first quarter of 2017. No cost-of-living adjustments were made in identifying our median employee. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2017, in order to identify our median employee.

We calculated each element of our median employee’s annual compensation for 2018 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K. The difference between our median employee’s total annual compensation calculated using our consistently applied compensation measure for determining our median employee and the employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K represents the Company’s 401(k) matching contributions made with respect such employee pursuant to our 401(k) plan and a one-time cash recognition award that was not included as an element of our consistently applied compensation measure used in determining our median employee, as such award represents a non-recurring payment. Similarly, the 2018 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table above.

2019 Notice and Proxy Statement

48	Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued as of December 31, 2018 under the 2005 Plan, which was our only existing equity compensation plan as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	3,901,435	$17.20	2,392,209

Equity compensation plans not approved by stockholders	—	—	—

Total	3,901,435	$17.20	2,392,209

(1)

Represents shares subject to outstanding stock options and outstanding RSU awards granted under the 2005 Plan. In the case of performance-based RSUs, the target payout level of 100% of the RSUs awarded has been used, which represents the maximum payout level for all performance-based RSUs.

(2)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

2019 Notice and Proxy Statement

Certain Relationships and Related Transactions	49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and THL and/or the Goldman Sachs Group. THL and the Goldman Sachs Group are each beneficial owners of more than five percent of our voting securities (on a diluted basis assuming conversion of the D Stock). As discussed herein, THL has appointed Messrs. Lawry and Rao, who are an Advisory Partner and Managing Director, respectively, of Thomas H. Lee Partners, L.P., as its Board Representatives. Because of the positions they have with THL, Messrs. Lawry and Rao could have an indirect interest in the transactions with THL described herein.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investors have certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. As discussed above, THL has designated Messrs. Lawry and Rao to serve as its Board Representatives. Since May 2011, the Goldman Sachs Group has not designated a board representative. For additional information, see “Board of Directors and Governance—Board Representation” in this proxy statement.

In 2018, the Company reimbursed the Investors approximately $275,171 for expenses of counsel incurred by the Investors in connection with various matters contemplated by the Purchase Agreement.

Equity Registration Rights Agreement

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable

2019 Notice and Proxy Statement

50	Certain Relationships and Related Transactions

Securities (as defined therein), which include the D Stock and the common stock owned by the Investors and their affiliates. As required by the terms of the Equity Registration Rights Agreement, we have filed with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep the shelf registration statement continuously effective under the Securities Act, until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act, and (3) fifteen years. The holders of the Registrable Securities are also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

2019 Notice and Proxy Statement

Beneficial Ownership of Common Stock	51

BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKOWNERS

The following table sets forth information concerning beneficial ownership of our common stock and D Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of March 8, 2019. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

Name and Address	Shares of Common Stock Beneficially Owned		Percent of Common Stock(1)	Shares of D Stock Beneficially Owned	Percent of D Stock	Percent of Common Stock (including D Stock on an as-converted basis)(2)

Funds affiliated with Thomas H. Lee Partners, L.P.(3)	23,737,858		42.2%	—	—	36.4%

The Goldman Sachs Group, Inc.(4)	38,152	*		71,281.9038	100%	13.7%

*	Less than 1%.

(1)	Applicable percentage ownership is based on 56,314,769 shares of common stock outstanding as of March 8, 2019 for all stockholders.

(2)

Applicable percentage ownership is based on 65,225,003 shares of common stock outstanding as of March 8, 2019 after giving effect to the conversion of the 71,281.9038 outstanding shares of D Stock into 8,910,234 shares of common stock.

(3)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on January 30, 2017.

As of March 8, 2019, shares shown as beneficially owned by investment funds affiliated with Thomas H. Lee Partners, L.P. reflect an aggregate of the following record ownership: (i) 13,056,740 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,841,330 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,544,404 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; (iv) 48,881 shares held by THL Equity Fund VI Investors (MoneyGram), LLC; (v) 45,950 shares held by THL Operating Partners, L.P.; (vi) 37,296 shares held by THL Coinvestment Partners, L.P.; (vii) 30,006 shares held by THL Managers VI, LLC (together with Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (MoneyGram), LLC, THL Operating Partners, L.P. and THL Coinvestment Partners, L.P., the “THL Funds”); (viii) 66,613 shares held by Putnam Investments Employees’ Securities Company III LLC (the “Putnam Fund”); and (ix) 66,638 shares held by Great-West Investors, L.P. (the “Great-West Fund”). THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. and the manager of THL Equity Fund VI Investors (MoneyGram), LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Operating Partners, L.P. and THL Coinvestment Partners, L.P. Thomas H. Lee Partners, L.P. is the managing member of THL Managers VI, LLC. The Putnam Fund and the Great-West Fund are co-investment entities of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”) consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon, and as such, each member of the THL Committee may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Seth W. Lawry, as an advisory partner of THL and a Board Representative of the THL Funds, and Ganesh B. Rao, as a managing director of THL and a Board Representative of the THL Funds, may also be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each member of the THL Committee, Mr. Lawry and Mr. Rao disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of the Putnam Fund. Holdings disclaims any beneficial ownership of any shares held by the Putnam Fund. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. In addition to the stock owned directly and of record by the Great-West Fund, the Great-West Fund may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 66,613 shares of our common stock. The Great-West Fund disclaims beneficial ownership of such shares. The address of each of the THL Funds, each member of the THL Committee and Mr. Rao is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of the Putnam Fund is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. The address of the Great-West Fund is 8515 East Orchard Road, Greenwood Village, Colorado 80111.

2019 Notice and Proxy Statement

52	Beneficial Ownership of Common Stock

(4)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on April 4, 2014.

Beneficial ownership of The Goldman Sachs Group, Inc. encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman Sachs & Co. LLC, GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), GSMP V Offshore US, Ltd. (“GSMP Offshore”), and Broad Street Principal Investments, L.L.C. (“Broad Street” and, together with the foregoing entities, the “Goldman Entities”).

GS Group is a Delaware corporation and bank holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking securities and investment management firm. Goldman Sachs & Co. LLC, a New York limited liability company, is an investment banking firm and a member of the New York Stock Exchange and other national exchanges. Goldman Sachs & Co. LLC also serves as the manager for GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS Mezzanine Onshore GP, GS Mezzanine Institutional GP and GS Mezzanine Offshore GP and the investment manager for GS Capital, GS Offshore, GS Germany and GS Parallel. Goldman Sachs & Co. LLC and Broad Street, a Delaware limited liability company, are wholly-owned, directly and indirectly, by GS Group. GSCP Advisors, a Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole general partner of GS Parallel and the managing limited partner of GS Germany. GS GmbH, a German company with limited liability, is the sole general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, and GS Parallel, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. GS Mezzanine Onshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Onshore. GS Mezzanine Institutional GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Institutional. GS Mezzanine Offshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Offshore. GS Mezzanine Onshore, a Delaware limited partnership, is the sole shareholder of GSMP Onshore. GS Mezzanine Institutional, a Delaware limited partnership, is the sole shareholder of GSMP Institutional. GS Mezzanine Offshore, a Delaware limited partnership, is the sole shareholder of GSMP Offshore. Each of GSMP Onshore, GSMP Institutional, and GSMP Offshore, an exempted company incorporated in the Cayman Islands with limited liability, was formed for the purpose of investing in fixed income securities, equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments.

As of March 8, 2019, GS Group has shared voting and dispositive power over 8,948,386 shares of our common stock upon conversion of our D Stock; Goldman Sachs & Co. LLC has shared voting and dispositive power over 8,948,386 shares of our common stock upon conversion of our D Stock; GSCP Advisors has shared voting and dispositive power over 3,235,793 shares of our common stock issuable upon conversion of our D Stock; GSCP Offshore Advisors has shared voting and dispositive power over 2,691,419 shares of our common stock issuable upon conversion of our D Stock; GS Advisors has shared voting and dispositive power over 1,004,787 shares of our common stock issuable upon conversion of our D Stock; GS GmbH has shared voting and dispositive power over 115,000 shares of our common stock issuable upon conversion of our D Stock; GS Capital has shared voting and dispositive power over 3,235,793 shares of our common stock issuable upon conversion of our D Stock; GS Offshore has shared voting and dispositive power over 2,691,419 shares of our common stock issuable upon conversion of our D Stock; GS Germany has shared voting and dispositive power over 115,000 shares of our common stock issuable upon conversion of our D Stock; GS Parallel has shared voting and dispositive power over 889,787 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore GP has shared voting power and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional GP has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore GP has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore has shared voting and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; GSMP Offshore has shared voting and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GSMP Institutional has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GSMP Onshore has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; and Broad Street has shared voting and dispositive power over 623,394 shares of our common stock issuable upon conversion of our D Stock.

The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman Sachs & Co. LLC or another broker dealer subsidiary of GS Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities. The address of the Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

2019 Notice and Proxy Statement

Beneficial Ownership of Common Stock	53

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 8, 2019 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each director and director nominee, the Company’s named executive officers (the “NEOs”) and all of our directors and executive officers as a group. None of these individuals owns shares of D Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Rule 13d-3(d)(1) of the Exchange Act takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as shares which the individual has the right to acquire upon vesting of RSUs, or upon the exercise of vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)

J. Coley Clark	77,420	*

Victor W. Dahir	72,420	*

Antonio O. Garza	66,310	*

Seth W. Lawry(3)	23,737,858	42.2%

Michael P. Rafferty	47,542	*

Ganesh B. Rao(3)	23,737,858	42.2%

W. Bruce Turner	114,461	*

Peggy Vaughan	65,981	*

W. Alexander Holmes	579,649	1%

Lawrence Angelilli	172,900	*

Grant Lines	237,427	*

Kamila K. Chytil	80,517	*

F. Aaron Henry	297,940	*

All Directors and Executive Officers as a Group (17 persons total)(3)(4)	25,722,134	45.7%

*	Less than 1%.

(1)	Includes shares underlying options exercisable within 60 days of March 8, 2019, as follows: Mr. Holmes—136,111 shares; Mr. Angelilli—48,385 shares; and Mr. Henry—77,998 shares.

(2)	Applicable percentage ownership is based on 56,314,769 shares of common stock outstanding as of March 8, 2019.

(3)

Each of Messrs. Lawry and Rao is a Board Representative of THL. The total shares listed as beneficially owned for each Board Representative consist of the 23,737,858 shares of common stock held by funds affiliated with THL. Each of Messrs. Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (3) to the “Principal Stockholders” table above for more information regarding such shares of common stock.

(4)	Includes: 278,277 shares underlying options exercisable within 60 days of March 8, 2019, inclusive of shares discussed in footnote (1), above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the Nasdaq. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2018 on a timely basis, except for one Form 4 to report an annual grant of RSUs that was inadvertently filed late on behalf of Ms. Vaughan and each of Messrs. Clark, Dahir, Garza, Rafferty and Turner.

2019 Notice and Proxy Statement

54	Stockholder Proposals for the 2020 Annual Meeting

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Pursuant to SEC Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2020 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before November 27, 2019. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal, including a director nomination, not included in our proxy statement to be properly brought before the 2020 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders, unless the date of the 2020 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2019 annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 10, 2020, and no later than February 9, 2020, unless the date of the 2020 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2019 annual meeting, in which case, any such notice must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us.

2019 Notice and Proxy Statement

2018 Annual Report on Form 10-K	55

2018 ANNUAL REPORT ON FORM 10-K

Our 2018 Annual Report on Form 10-K, including financial statements for the year ended December 31, 2018, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2018 Annual Report on Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

2019 Notice and Proxy Statement

56	Other Matters

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Francis Aaron Henry
General Counsel and Corporate Secretary

MoneyGram International, Inc.

2828 North Harwood Street

15th Floor

Dallas, Texas 75201

Dated: March 26, 2019

2019 Notice and Proxy Statement

Annex A—Non-GAAP Measures	57

ANNEX A—NON-GAAP MEASURES

Non-GAAP Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the “2018 Performance Highlights” section includes certain non-GAAP financial measures, including EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for certain significant items), Adjusted EBITDA margin, Adjusted Free Cash Flow (Adjusted EBITDA less cash interest, cash taxes and cash payments for capital expenditures and agent signing bonuses) and constant currency measures (which assume that amounts denominated in foreign currencies are translated to the U.S. dollar at rates consistent with those in the prior year). The following table includes a full reconciliation of non-GAAP financial measures to the related GAAP financial measures. The equivalent GAAP financial measures for projected results are not provided, and projected results do not reflect the potential impact of certain non-GAAP adjustments, which include (but in future periods, may not be limited to) stock-based, contingent and incentive compensation costs, compliance enhancement program costs, direct monitor costs, legal and contingent matter costs, restructuring and reorganization costs, currency changes and the tax effect of such items. We cannot reliably predict or estimate if and when these types of costs, adjustments or changes may occur or their impact to our financial statements. Accordingly, a reconciliation of the non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not available.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and other interested parties to evaluate and compare the operating performance and value of companies within our industry. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Free Cash Flow and constant currency figures are financial and performance measures used by management in reviewing results of operations, forecasting, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for the accompanying GAAP financial measures.

2019 Notice and Proxy Statement

58	Annex A—Non-GAAP Measures

Non-GAAP Reconciliation

(Amounts in millions, except percentages)	Twelve Months Ended December 31, 2018

Loss before income taxes	$(10.9)

Interest expense	53.6

Depreciation and amortization	76.3

Signing bonus amortization	53.9

EBITDA	172.9

Significant items impacting EBITDA:

Restructuring and reorganization costs	20.1

Direct monitor costs	11.3

Stock-based, contingent and incentive compensation	12.4

Legal and contingent matters(1)	45.0

Compliance enhancement program	12.9

Severance and related costs	0.6

Income related to the terminated merger with Ant Financial(2)	(29.3)

Adjusted EBITDA	$245.9

Adjusted EBITDA margin(3)	17.0%

Adjusted EBITDA change, as reported	(11)%

Adjusted EBITDA change, constant currency adjusted	(13)%

Adjusted EBITDA	$245.9

Cash payments for interest	(50.7)

Cash payments for taxes, net of refunds	(4.8)

Cash payments for capital expenditures	(57.8)

Cash payments for agent signing bonuses	(31.6)

Adjusted Free Cash Flow	$101.0

(1)	Includes an accrual of $40.0 million related to the resolution of the DPA matter.

(2)	Costs include, but are not limited to, legal, bank and consultant fees and income includes the $30.0 million merger termination fee.

(3)	Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

2019 Notice and Proxy Statement

MONEYGRAM INTERNATIONAL, INC.

2828 NORTH HARWOOD STREET

15TH FLOOR

DALLAS, TX 75201

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2019 (or 11:59 p.m. Eastern Time on May 6, 2019 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2019 (or 11:59 p.m. Eastern Time on May 6, 2019 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E64245-P15454             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONEYGRAM INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. J. Coley Clark	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain
	1b. Victor W. Dahir	☐	☐	☐
	1c. Antonio O. Garza	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019.	☐	☐	☐
	1d. W. Alexander Holmes	☐	☐	☐
	1e. Seth W. Lawry	☐	☐	☐	NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
	1f. Michael P. Rafferty	☐	☐	☐
	1g. Ganesh B. Rao	☐	☐	☐
	1h. W. Bruce Turner	☐	☐	☐
	1i. Peggy Vaughan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 9, 2019:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E64246-P15454

MONEYGRAM INTERNATIONAL, INC.

Annual Meeting of Stockholders

Thursday, May 9, 2019

This proxy is solicited by our board of directors

The stockholder(s) hereby appoint(s) W. Alexander Holmes, Francis Aaron Henry and Robert L. Villaseñor, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Central Time, on Thursday, May 9, 2019 at the The Ritz-Carlton, located at 2121 McKinney Ave., Dallas, TX 75201 and any adjournment or postponement thereof as designated on the reverse side of this proxy and in their discretion upon such other business that may properly come before the meeting and any adjournment or postponement thereof. Please note the admission requirements in the Proxy Statement if you plan to attend this year’s meeting in person.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on May 6, 2019 so that there is adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein and as the proxies deem advisable on such other matters as may properly come before the meeting and any adjournment or postponement thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side